UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

COMMERCIAL METALS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To Be Held On January 9, 2019

Date:

Wednesday,

January 9, 2019

Time:

10:00 a.m.,

Central Standard Time

Place:

Rhapsody Room at the

Omni Mandalay Hotel

221 East Las Colinas

Boulevard, Irving,

Texas 75039

Record Date:

November 19, 2018

Agenda:

(1)  the election of the three persons named in the accompanying proxy statement to serve as Class III directors until the 2022 annual meeting of stockholders and until their successors are elected;

(2)  the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2019;

(3)  an advisory vote on executive compensation; and

(4)  the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

If you are planning to attend the Annual Meeting in person, you are required to bring proof of ownership of Commercial Metals Company common stock, as well as a form of government-issued photo identification, in order to be admitted to the meeting. Directions to the Annual Meeting are included at the end of the accompanying proxy statement.

We again are taking advantage of the rules of the Securities and Exchange Commission that allow issuers to provide electronic access to proxy materials over the Internet instead of mailing printed copies of those materials to each stockholder. We believe that furnishing these materials electronically allows us to more efficiently provide our stockholders with our proxy materials while reducing costs and reducing the impact of the Annual Meeting on the environment. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials you previously received. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically, unless you elect otherwise.

You are invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares either of the following ways:

By Telephone	By Internet	By Mail	In Person

Call the toll-free number provided on the proxy card	Follow online instructions on the proxy card	Return the proxy card by mail	Attend the Annual Meeting with your ID

Instructions as described in the Notice Regarding the Availability of Proxy Materials you previously received. Proxies forwarded by or for banks, brokers, trusts or other nominees should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

By Order of the Board of Directors,

PAUL K. KIRKPATRICK

Corporate Secretary

Irving, Texas

November 26, 2018

To Be Held On January 9, 2019

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Commercial Metals Company (“we,” “CMC” or “the Company”) for use at the annual meeting of our stockholders to be held on Wednesday, January 9, 2019 at 10:00 a.m., Central Standard Time, in the Rhapsody Room at the Omni Mandalay Hotel at Las Colinas at 221 East Las Colinas Boulevard, Irving, Texas 75039 (the “Annual Meeting”), and at any and all postponements or adjournments of the Annual Meeting. The approximate date on which this proxy statement and accompanying proxy card are first being made available to stockholders is November 26, 2018.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, on or about November 26, 2018, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report on the Internet. The Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

Shares represented by each proxy, if properly executed and returned to us prior to the Annual Meeting in accordance with the instructions in the accompanying proxy card and the Notice Regarding the Availability of Proxy Materials, will be voted as directed, but if not otherwise specified, will be voted as follows:

•	FOR Proposal 1 – the election of the three director nominees named in this proxy statement;

•	FOR Proposal 2 – the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2019; and

•	FOR Proposal 3 – the proposal to approve, on an advisory basis, the compensation of our named executive officers.

A stockholder executing a proxy may revoke it at any time before it is voted by giving written notice to the Corporate Secretary of the Company, by subsequently executing and delivering a new proxy or by voting in person at the Annual Meeting.

Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank, broker, trust or other nominee, the availability of telephone and Internet voting will depend upon the voting processes of the bank, broker, trust or other nominee. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank, broker, trust or other nominee.

Stockholders who elect to vote via telephone or the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the Annual Meeting. Instructions for voting via telephone or the Internet are contained in the Notice Regarding the Availability of Proxy Materials you received.

Commercial Metals Company    2018 Proxy Statement    1

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Only stockholders of record on November 19, 2018 are entitled to notice of and to attend and/or vote at the Annual Meeting or any adjournments of the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices located at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039 for a period of ten days prior to the Annual Meeting. The list of stockholders will also be available for inspection at the Annual Meeting and may be inspected by any stockholder for any purpose germane to the Annual Meeting. Proof of ownership of Commercial Metals Company common stock, as well as a form of government-issued photo identification, must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, trust, bank or other nominee will suffice.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting

of Stockholders

Time and Date

10:00 a.m., January 9, 2019

Place

Omni Mandalay Hotel at Las Colinas

Rhapsody Room

221 East Las Colinas Boulevard

Irving, Texas 75039

Record date

November 19, 2018

Voting

Stockholders as of the record date are entitled to vote. Each share of common stock entitles the holder thereof to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Admission

Proof of ownership of our common stock and a form of government- issued photo identification must be presented in order to be admitted to the Annual Meeting.

Voting Matters
		Board Vote Recommendation	Page Reference (for more detail)
1.	Election of three directors	FOR EACH OF OUR BOARD’S DIRECTOR NOMINEES	23
2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm	FOR	73
3.	Advisory vote on executive compensation	FOR	75

Election of Directors

Our Board has nominated three candidates for election to our Board as Class III directors, with a term expiring at the 2022 annual meeting of stockholders. A brief description of the director nominees follows. Additional detail on the director nominees can be found beginning on page 19 of this proxy statement. In addition, the name, age, years of service, biographical description and qualifications of each of the Class I and Class II directors continuing in office are provided beginning on page 21 of this proxy statement.

Name	Age	Director Since	Occupation	Directorships
Rhys J. Best	72	2010	Retired, former Chairman, President and Chief Executive Officer (“CEO”) of Lone Star Technologies, Inc.

•  Cabot Oil & Gas Corporation

•  Non-executive Chairman of each of Arcosa, Inc. and MRC Global Inc.

•  Former non-executive Chairman of Crosstex Energy (now EnLink Midstream) and a former director of Trinity Industries, Inc.

Richard B. Kelson	72	2010	Chairman, President and CEO of ServCo, LLC	• PNC Financial Services Group, Inc. • Non-executive Chairman of Ingevity • Former director of Lighting Science Group Corporation, MeadWestvaco and ANADIGICS, Inc.
Charles L. Szews	62	2014	Retired, former CEO of Oshkosh Corporation	• Rowan Companies plc • Allegion plc • Group 1 Automotive, Inc. • Former director of Oshkosh Corporation and Gardner Denver, Inc.
Please see pages 19 through 20 of this proxy statement for a complete description of Messrs. Best’s, Kelson’s and Szews’ business experience and qualifications.

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PROXY STATEMENT SUMMARY

Board Composition

Diversity of Background

Diversity of Experience

9 of 9
Executive Leadership

9 of 9
Board Directorship Experience

9 of 9
Financial/Strategic Experience

9 of 9
Global Experience

9 of 9
Extensive Industry/Development Knowledge

8 of 9
Operations Experience

9 of 9
Governance Experience

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2019. Set forth below is summary information with respect to Deloitte & Touche LLP’s fees for services provided in fiscal years 2018 and 2017.

Type of Fees	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$3,677,328	$4,717,435
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$8,619	$8,619
Total	$3,685,947	$4,726,054

Executive Compensation Advisory Vote

We are asking stockholders to approve, on a non-binding advisory basis, our named executive officer compensation as described in this proxy statement. Our Board recommends a FOR vote because it believes that our compensation policies and practices are reasonable, competitive and highly-focused on pay-for-performance principles, as described in more detail in Proposal 3 on page 74.

Our Company

CMC manufactures, recycles and markets steel and metal products, related materials and services through a network including eight electric arc furnace (“EAF”) mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing facilities, construction-related product warehouses, and metal recycling facilities in the United States and Poland. Our operations are conducted through the following business segments: Americas Recycling, Americas Mills, Americas Fabrication, and International Mill. You can view additional information about our Company on our website at www.cmc.com. The information contained on or connected to our website is not part of this proxy statement.

Our Fiscal Year 2018 Performance (vs FY2017)

In fiscal 2018, we delivered exceptional financial and operational results for our stockholders, increasing net sales by 21% and net income by 199% year-over-year. We also generated one year, and annualized three year and five year TSR of 16.9%, 14.1% and 10.7%, respectively.

Commercial Metals Company    2018 Proxy Statement    4

PROXY STATEMENT SUMMARY

In addition, during the past 24 months, we accomplished a number of critical strategic objectives that have reshaped CMC for the future. First, as we announced in June 2017, we made the decision to exit our International Marketing and Distribution segment, selling CMC Cometals for $170.9 million and selling or shutting down the remaining operations in the U.S., Asia and Australia. Second, we completed the construction, startup and commissioning of our new steel micro mill in Durant, Oklahoma, becoming the first U.S. long products steel manufacturer to produce hot spooled rebar. Finally, we completed the acquisition of substantially all of the U.S. rebar manufacturing and fabrication assets of Gerdau, S.A., consisting of 33 fabrication facilities and four steel mini mills (the “Acquisition”). This $600 million strategic acquisition increased CMC’s global melt capacity by 60% to 7.2 million tons and dramatically expanded the geographic footprint of CMC’s rebar fabrication operations in the U.S.

While we believe these strategic transactions have positioned CMC for future success in our core steel making operations, we incurred significant costs and expenses during fiscal year 2018 in achieving these successes that negatively impacted our fiscal 2018 net income, including (1) a $13.1 million non-cash impairment charge in connection with the sale of a business in our International Marketing and Distribution segment, (2) $26.8 million of expenses related to the Acquisition, (3) $10.5 million of mill operational start-up costs (net of $3.0 million of incentives) and (4) $5.8 million in interest expense related to debt issued to finance the Acquisition.

The following table highlights additional information about our achievements during fiscal 2018:

2018 Net Earnings $138.5M $1.17 per diluted share	199%

Financial Results

•  CMC achieved one year, and annualized three year and five year TSR of 16.9%, 14.1% and 10.7%, respectively.

•  In fiscal 2018, we increased revenue by 21% to $4.6 billion from $3.8 billion in fiscal 2017.

•  In fiscal 2018, we generated net earnings of $138.5 million, or $1.17 per diluted share, compared to net earnings of $46.3 million, or $0.39 per diluted share, in fiscal year 2017, representing a 199% increase.

2018 Net Sales $4.6B	21%

Strategic Objectives

•  We completed the exit of our International Marketing and Distribution segment, allowing us to reallocate capital to our core manufacturing operations in the U.S. and Poland, and improve our financial profile.

•  We completed the construction, start-up and commissioning of our new steel micro mill in Durant, Oklahoma, becoming the first U.S. long products steel manufacturer to produce hot spooled rebar.

•  On November 5, 2018, we closed the acquisition of certain U.S. rebar manufacturing and downstream fabrication assets of Gerdau, S.A. To fund the purchase price, we issued $350.0 million of senior unsecured notes due in 2026.

•  We had record levels of shipments of steel products from our operations in the U.S. and Poland.

•  We achieved the lowest safety incident rate in our Company’s history.

•  We opened a new downstream separation facility in Lexington, South Carolina, which allows us to maximize the recovery of nonferrous metals and reduce residual waste streams.

•  We began constructing our second spooler to produce hot spooled rebar at our Mesa, AZ micro mill, and we expect to start producing hot spooled rebar during our fourth fiscal quarter of 2019.

Commercial Metals Company    2018 Proxy Statement    5

PROXY STATEMENT SUMMARY

Pay-for-Performance Philosophy

The Compensation Committee designs compensation programs to align the actions of our NEOs with the long-term interests of our stockholders based on the fundamental philosophy to pay for performance. As illustrated below, for fiscal year 2018 approximately 87% of the targeted annual compensation for the CEO and, on average, 74% of the targeted annual compensation for the other NEOs was variable or “at risk” and tied to CMC’s performance.

Compensation Decisions During Fiscal Year 2018

The following summarizes the most significant compensation decisions during fiscal year 2018:

•

Base Salaries.    The base salary of Ms. Barbara Smith, the Company’s Chairman, President and CEO, was increased 18.8% in connection with her promotion to President and CEO in September 2017, based on peer data and internal pay equity. All of CMC’s other named executive officers (the “NEOs”) (as listed under “Executive Compensation Participants” on page 37) received market-competitive promotional increases, salary adjustments, and/or merit increases to base salary, ranging from 2.2% to 16.7%, based on peer data and, in some cases, internal pay equity.

•

Annual Cash Incentive Bonuses.    During fiscal 2018, the Compensation Committee established financial performance goals that were challenging and reflected CMC’s fiscal 2018 operating plan, economic and market conditions, and forecasts at the time the performance goals were set in October 2017. The Compensation Committee increased the fiscal 2018 Net Earnings financial goals by 6%, 11% and 33% at the business plan, target and maximum levels, respectively, and the fiscal 2018 ROIC financial goals by 14%, 22% and 43% at the business plan, target and maximum levels, respectively.

In determining CMC’s Annual Cash Incentive Bonus (as defined on page 42), the Compensation Committee of our Board (the “Compensation Committee”) reduced the bonus opportunity pool for NEOs, as it did in fiscal 2016 and 2017, in recognition that the fiscal 2018 financial goals were below CMC’s fiscal 2015 and prior years’ performance due to industry and market conditions, projected general economic conditions and CMC’s forecasted performance levels at the time the goals were set. This reduction was achieved by reducing the bonus opportunity pool by 20% when overall Company financial targets for fiscal 2018 were met. The Compensation Committee further determined that the bonus opportunity pool would return to 100% of target when a stretch financial goal was met. In addition, no bonus payout would be paid for the NEOs in the event CMC failed to achieve or exceed a 1% ROIC performance goal.

Commercial Metals Company    2018 Proxy Statement    6

PROXY STATEMENT SUMMARY

The following table shows the fiscal 2018 financial performance goals and actual fiscal 2018 performance.

Commercial Metals Company	Weighting	Threshold	Business Plan(3)	Target(3)	Maximum	Actual Performance
Net Earnings(1)	50%	$36 million	$72 million	$90 million	$129 million	$138 million
ROIC(2)	50%	2.6%	4.2%	5.0%	6.7%	7.1%
Financial Performance Payout Factor						200%
(1)

Net Earnings means earnings from continuing operations before income taxes as determined under U.S. GAAP, less income taxes calculated using CMC’s statutory tax rate of 35% and adjusted to exclude (1) a $13.1 million non-cash impairment charge in connection with a sale of a business, (2) $26.8 million of expenses related to the acquisition of certain U.S. rebar assets from Gerdau, S.A. (the “Acquisition”) and (3) $5.8 million in interest expense related to debt issued to finance the Acquisition. These amounts were excluded from the calculation because they were one-time events related to the achievement of strategic operating goals of the Company that arose after the financial performance goals were set.

(2)

ROIC means Net Earnings before interest expense divided by the sum of commercial paper, notes payable, current maturities of long-term debt, debt and stockholders equity as of the beginning of CMC’s fiscal year.

(3)

As noted above, the bonus opportunity pool was reduced by 20% when CMC’s business plan financial performance was met. The bonus opportunity pool would return to 100% of target when a stretch financial goal was met.

Based on our exceptional fiscal 2018 corporate financial performance, the Compensation Committee certified payouts under the Annual Cash Incentive Bonus, on average, of 199% of target for the NEOs. No additional, discretionary cash bonuses were awarded in fiscal 2018.

•

Fiscal Year 2018 – 2020 Long-Term Incentive Awards.    For the fiscal 2018 – 2020 three-year performance period, the Compensation Committee approved long-term incentive awards as follows: 50% in the form of three-year time vested restricted stock units (“RSUs”) and 50% in the form of performance-based stock units (“PSUs”). Vesting of the PSUs is based 75% on the achievement of three-year EBITDA and ROIC targets (each as defined on page 44) and 25% on the level of relative total shareholder return (“TSR”). If a positive ROIC is not attained over the three-year performance period, then under the terms of the award agreements, none of the PSU awards subject to the EBITDA metric will vest, regardless of the EBITDA performance achieved. In addition, in connection with their promotions in fiscal year 2018, two NEOs received additional equity grants under the same terms as the fiscal 2018 – 2020 long-term incentive awards in an amount equal to the difference between their existing long-term incentive target and the new target associated with their respective promotions. In addition, in connection with his promotion in April 2018, one NEO received an additional grant of three-year time vested RSUs to compensate him for his increased responsibilities. The Compensation Committee decided to issue this additional grant entirely in RSUs, rather than a combination of PSUs and RSUs, because the promotion occurred late in fiscal 2018.

•

Payout of Fiscal Year 2016 – 2018 Long-Term Incentive Awards.    For the PSUs granted on October 26, 2015 to all of the then-serving NEOs, the awards were settled based on CMC’s achievement of EBITDA, ROIC and TSR performance during the three-year performance period ended August 31, 2018 as follows:

	Performance Metric
	Cumulative EBITDA	ROIC	TSR Ranking

Target	$881.0 million	Positive	50th Percentile

Actual	$1.011 billion	4.3%	60.8th Percentile

EBITDA Funding: 150% TSR Funding: 154%

•

Payout of Supplemental Fiscal Year 2016 – 2018 Long-Term Incentive Awards.    During fiscal year 2016, the Compensation Committee awarded two NEOs with supplemental long-term incentive awards that vested in

Commercial Metals Company    2018 Proxy Statement    7

PROXY STATEMENT SUMMARY

fiscal 2018. These awards were the same as the fiscal year 2016 – 2018 long-term incentive awards, except the performance period on these awards commenced on January 18, 2016. These awards were issued in an amount equal to the difference between their existing long-term incentive target and the new target associated with their respective promotions and for retention purposes. These awards were settled based on CMC’s achievement of EBITDA, ROIC and TSR performance during the 32 month performance period ended August 31, 2018 as follows:

	Performance Metric
	Cumulative EBITDA	ROIC	TSR Ranking

Target	$752.1 million	Positive	50th Percentile

Actual	$888.5 million	4.3%	41.7th Percentile

EBITDA Funding: 160% TSR Funding: 79%

Addressing the 2018 Say-on-Pay Vote

At our 2018 annual meeting of stockholders, of the votes cast on our advisory vote on executive compensation (commonly referred to as the “say-on-pay vote”), 44.6% of the votes cast were in favor and 55.4% of the votes cast were against. This was a significant departure from our 2016 and 2017 annual meetings of stockholders where more than 94% of the stockholders voted in favor of our executive compensation programs, even though the core philosophy and design of our executive compensation programs remained materially consistent across all three years.

The most recent say-on-pay vote was disappointing, and the Compensation Committee took decisive steps to respond to last year’s say-on-pay vote. After extensive stockholder engagement, pursuant to which the Company received feedback from stockholders representing approximately 51% of its outstanding common stock, and a review of the Company’s compensation practices generally, the Compensation Committee believes the lower stockholder support was primarily due to one-time events related to our fiscal 2017 CEO transition, rather than general disagreement with the core philosophy and design of our executive compensation programs. To address the concerns raised during the stockholder engagement process, the Compensation Committee made the following significant changes to our executive compensation program:

•	going forward, it will not authorize the acceleration of any equity award upon retirement;

•	in fiscal 2019, it approved changes to the Company’s award agreements providing for the termination upon retirement of any unvested awards issued within one year of the date of retirement;

•	it increased the percentage of the CEO’s long-term equity incentive awards that are performance-based from 50% to 60%, further linking her pay to performance;

•	it adopted a “double trigger” change in control for new equity awards effective fiscal year 2019; and

•

it eliminated operational goals as a component of the Company’s Annual Cash Incentive Bonus plan for NEOs effective fiscal year 2018, such that the determination of Annual Cash Incentive Bonus amounts is now based solely on overall Company financial performance.

In addition, the Company modified its insider trading and anti-hedging policy to eliminate waivers, such that the policy no longer permits clearance or pre-approval of hedging transactions.

For more information about our program, the significant changes we have made, and the ongoing link between pay and performance, please read Addressing the 2018 Say-on-Pay Vote (which starts on page 35 of this proxy statement).

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PROXY STATEMENT SUMMARY

Governance Highlights

Our commitment to good corporate governance is illustrated by the following practices:

•	Board independence (8 out of 9 directors are independent)

•	Diversity in Board composition (female and minority directors comprise over 40% of our Board)

•	Annual Board and committee self-assessments

•	Regular executive sessions of independent directors at Board and committee meetings

•	Mandatory retirement policy for directors

•	Risk oversight by Board and committees

•	Independent Lead Director

•	Independent audit, compensation, finance and nominating and corporate governance committees
•	Limits on other public company board service

•	Annual review of committee charters and Corporate Governance Guidelines

•	Majority voting with director resignation policy for uncontested elections

•	Sustainability Report issued every 2 years

•	Succession planning for senior leadership

•	Stockholder right to call special meetings

•	Annual advisory approval of executive compensation

•	Non-employee director stock ownership of at least 5x annual cash retainer (currently $500,000)

Compensation Governance Practices

Following are highlights of CMC’s compensation governance framework, which the Compensation Committee believes reinforces our pay-for-performance philosophy:

What we do:

✓	Robust NEO stock ownership and retention guidelines

✓	Between 74% and 87% of NEO compensation is at risk

✓	At least 50% of long-term incentive awards are in the form of PSUs

✓	Double trigger vesting upon a change in control for new equity awards starting fiscal year 2019

✓	Double trigger for severance upon a change in control

✓	Terminate vesting upon retirement if less than one year after grant for new equity awards effective fiscal year 2019

✓	Multiple performance metrics and multi-year vesting timeframes, emphasizing net earnings, EBITDA, ROIC and relative TSR measures

✓	Limited perquisites

✓	Severance based on a multiple of salary only, excluding bonus opportunity

✓	Clawback policy

What we don’t do:

✗	No hedging, pledging or short sales of CMC stock

✗	No tax gross-ups to our executives

✗	No dividend equivalents on stock options

✗	No guaranteed bonus payments
✗	No repricing of stock options without stockholder approval

✗	No acceleration of vesting upon retirement for new equity awards effective fiscal year 2019

Commercial Metals Company    2018 Proxy Statement    9

INFORMATION ABOUT THE MEETING AND VOTING

Q:	Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, on November 26, 2018 we mailed a Notice Regarding the Availability of Proxy Materials to our stockholders of record and beneficial owners. The Notice explains how you may access the proxy materials on the Internet and how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice. Our Board encourages you to take advantage of the availability of the proxy materials on the Internet.

Q:	Why did I receive these materials?

A:

These materials were provided to you because our Board is soliciting your proxy to vote at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. This proxy statement describes the matters on which you, as a stockholder, are entitled to vote. It also provides information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Q:	Why did my household receive only one copy of the Notice Regarding the Availability of Proxy Materials or proxy materials?

A:

In addition to furnishing proxy materials electronically, we take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice Regarding the Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice Regarding the Availability of Proxy Materials or copy of our proxy materials, you may so request by contacting the Corporate Secretary of Commercial Metals Company at (214) 689-4300 or by mail to 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Corporate Secretary at the contact information shown above.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Only stockholders of record on November 19, 2018 are entitled to notice of and to attend and/or vote at the Annual Meeting or any postponements or adjournments of the Annual Meeting. Each share of our common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Q:	How can I vote my shares?

A:

You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may vote your shares by telephone or the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials. You may also vote your shares by requesting a printed copy of our proxy materials and by signing, dating and returning the proxy card that you will then receive. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, our Board recommends that you submit a proxy card in advance by telephone, Internet or mail. In this way, your shares of common stock will be voted as directed by you even if you are unable to attend the Annual Meeting.

Commercial Metals Company    2018 Proxy Statement    10

INFORMATION ABOUT THE MEETING AND VOTING

Q:	May I change my vote?

A:	Yes. You may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	by giving written notice to the Corporate Secretary of Commercial Metals Company at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039;

•	by subsequently executing and delivering a new proxy; or

•	by voting in person at the Annual Meeting.

Q:	How many shares must be present to conduct the Annual Meeting?

A:

We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. On November 19, 2018, the record date for determining stockholders entitled to vote at the Annual Meeting, there were 117,630,606 shares of our common stock, par value $0.01 per share, outstanding, not including approximately 11,430,058 treasury shares. There were no shares of our preferred stock outstanding on November 19, 2018.

Q:	How do I vote if I cannot attend the Annual Meeting in person?

A:

By voting your shares by telephone or via the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials or, if you requested a printed copy of our proxy materials, by signing, dating and returning the proxy card you received, you will enable Barbara R. Smith, Mary A. Lindsey and Paul K. Kirkpatrick, each of whom is named on the proxy card as a “Proxy Holder,” to vote your shares at the Annual Meeting in the manner you indicate. When you vote your shares by proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1. You can also specify how you want your shares voted with respect to Proposals 2 and 3 which are described elsewhere in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If you vote by proxy and any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

Voting by Mail.    You can vote by mail by requesting a printed copy of our proxy materials and by signing, dating and returning the proxy card you will then receive in the postage-paid envelope provided.

Voting via the Internet.    You can vote your shares via the Internet by following the instructions provided on the Notice Regarding the Availability of Proxy Materials. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

Voting by Telephone.    You can vote your shares by telephone by following the instructions provided on the Notice Regarding the Availability of Proxy Materials. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

Q:	May I vote in person at the Annual Meeting?

A:

Yes, you may vote your shares at the Annual Meeting if you attend in person and use a written ballot. However, if your shares are held in the name of a bank, broker, trust or other nominee, you must bring a legal proxy or other proof from that bank, broker, trust or other nominee granting you authority to vote your shares directly at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to attend the Annual

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INFORMATION ABOUT THE MEETING AND VOTING

Meeting, we strongly urge you to vote in advance by proxy by telephone, Internet or mail as described in the Notice Regarding the Availability of Proxy Materials you previously received.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the “stockholder of record” of those shares, and this proxy statement and any accompanying documents have been provided directly to you by CMC.

In contrast, if you purchased your shares through a bank, broker, trust or other nominee, the bank, broker, trust or other nominee will be the “stockholder of record” of those shares. Generally, when this occurs, the bank, broker, trust or other nominee will automatically put your shares into “street name,” which means that the bank, broker, trust or other nominee will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the real or “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and any accompanying documents have been forwarded to you by your bank, broker, trust or other holder of record.

Q:	What are broker non-votes?

A:

A broker non-vote occurs when a bank, broker, trust or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes are not counted as votes against a proposal or as abstentions, and will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal or the number of votes cast on a particular proposal. As described below, banks, brokers, trusts and other nominees will not have discretion to vote on the election of directors, or the advisory vote on executive compensation.

Q:	Will my shares be voted if I do not provide instructions to my bank, broker, trust or other nominee?

A:

If you are the beneficial owner of shares held in “street name” by a bank, broker, trust or other nominee, the bank, broker, trust or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Under applicable New York Stock Exchange (“NYSE”) rules, if you hold your shares through a bank, broker, trust or other nominee, and your bank, broker, trust or other nominee delivers this proxy statement to you, but you do not give instructions to the bank, broker, trust or other nominee, the bank, broker, trust or other nominee does not have the discretion to vote on the election of directors or the advisory vote on executive compensation. THEREFORE, UNLESS YOU PROVIDE VOTING INSTRUCTIONS TO THE BANK, BROKER, TRUST OR OTHER NOMINEE HOLDING SHARES ON YOUR BEHALF, THE BANK, BROKER, TRUST OR OTHER NOMINEE WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE YOUR SHARES ON THESE PROPOSALS. We strongly encourage you to vote your proxy or provide voting instructions to the bank, broker, trust or other nominee so that your vote on these matters will be counted.

Under NYSE rules, if you hold your shares through a bank, broker, trust or other nominee and your bank, broker, trust or other nominee delivers this proxy statement to you, but you do not give instructions to the bank, broker, trust or other nominee, the bank, broker, trust or other nominee will have the discretion to vote on the ratification of the appointment of Deloitte & Touche LLP.

Q:	What are the proposals and what is the required vote for each?

A: •

Proposal 1:    Election of Directors. In an uncontested election of directors, the affirmative vote of the holders of a majority of the votes cast is required for the election of each director nominee. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will not be counted as a vote cast either “for” or “against” a nominee’s election.

Pursuant to our Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes “against” his or her election than votes “for” such election

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INFORMATION ABOUT THE MEETING AND VOTING

(a “Majority Against Vote”) is required to promptly tender his or her resignation following certification of the stockholder vote. Such resignation will be effective only upon the acceptance thereof by the Board, and such director will continue in office until such resignation is accepted. The Nominating and Corporate Governance Committee shall promptly consider the tendered resignation and a range of possible responses based on the circumstances, if known, that led to the election results and recommend to the Board whether to accept or reject the resignation offer or whether other action should be taken with respect thereto. The Board of Directors will act upon such recommendation(s) within 120 days following certification of the stockholder vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer.

Any director who tenders a resignation pursuant to our Corporate Governance Guidelines shall not participate in either the Nominating and Corporate Governance Committee’s deliberations or recommendation or the Board’s deliberations, in each case regarding whether to accept the resignation offer or take other action. If directors who have tendered resignations constitute a majority of the directors then in office, then, with respect to each tendered resignation, all directors, other than the director who tendered the particular resignation under consideration, may participate in the deliberations and action regarding whether to accept or reject the tendered resignation or to take other action with respect thereto.

•

Proposal 2:    Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt Proposal 2. An abstention on Proposal 2 will have the same effect as a vote against Proposal 2. Broker non-votes are not applicable to Proposal 2.

•

Proposal 3:    Advisory Vote on Executive Compensation. Proposal 3 is being submitted to enable stockholders to approve, on an advisory basis, the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt Proposal 3. An abstention on Proposal 3 will have the same effect as a vote against Proposal 3. A broker non-vote will not have any effect on Proposal 3 and will not be counted. Proposal 3 is an advisory vote only, and therefore it will not bind CMC or our Board. However, our Board and the Compensation Committee will consider the voting results, as appropriate, when making future decisions regarding executive compensation.

Q:	What are the recommendations of our Board?

A:	Our Board recommends that you vote:

•	FOR Proposal 1 – the election of the three nominees for director nominated by our Board and named in this proxy statement;

•	FOR Proposal 2 – the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2019; and

•	FOR Proposal 3 – the proposal to approve, on an advisory basis, the compensation of our named executive officers.

Q:	Who will count the votes?

A:	Votes will be counted by one or more independent inspectors of election appointed by CMC for the Annual Meeting.

Q:	What happens if the Annual Meeting is adjourned?

A:

If we adjourn the Annual Meeting, we will conduct the same business at the adjourned meeting, and our Board can decide to set a new record date for determining stockholders entitled to vote at the adjourned meeting, or decide to only allow the stockholders entitled to vote at the original meeting to vote at the adjourned meeting. According to CMC’s third amended and restated bylaws, when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the date of any adjourned meeting is more than 30 days after the date for which the meeting was

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INFORMATION ABOUT THE MEETING AND VOTING

originally scheduled to take place, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, our Board will fix a new record date for notice of such adjourned meeting and will give notice of the adjourned meeting to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Q:	Whom can I contact if I have questions?

A:	If you have any questions about the Annual Meeting or how to vote your shares, please call the office of our General Counsel at (214) 689-4300.

Q:	Where can I find the voting results?

A:	We will report the voting results in a current report on Form 8-K filed with the SEC.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On the basis of filings with the SEC and other information, we believe that based on 117,630,606 shares of our common stock issued and outstanding as of November 19, 2018, the following persons beneficially owned more than five percent (5%) of our outstanding common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	14,686,246	12.6%
55 East 52nd Street New York, NY 10022
The Vanguard Group(2)	9,861,590	8.45%
100 Vanguard Blvd. Malvern, PA 19355
Dimensional Fund Advisors LP(3)	9,851,705	8.45%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
State Street Corporation(4)	5,837,509	5.01%
State Street Financial Center One Lincoln Street Boston, MA 02111
(1)

Based on the information provided pursuant to Amendment No. 9 to the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2018 (the “Blackrock Schedule 13G”). BlackRock reported that, as of December 31, 2017, it had sole voting power with respect to 14,431,986 shares of common stock and sole dispositive power with respect to 14,686,246 shares of common stock. The BlackRock Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one person’s interest in the common stock is more than 5% of the total outstanding common shares.

(2)

Based on the information provided pursuant to Amendment No. 6 to the Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2018 (the “Vanguard Schedule 13G”). Vanguard reported that, as of December 31, 2017, it had sole voting power with respect to 128,568 shares of common stock, shared voting power with respect to 14,121 shares of common stock, sole dispositive power with respect to 9,729,042 shares of common stock, and shared dispositive power with respect to 132,548 shares of common stock. The Vanguard Schedule 13G states that no one person’s interest in the common stock is more than 5% of the total outstanding common shares.

(3)

Based on the information provided pursuant to Amendment No. 4 to the Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 9, 2018 (the “DFA Schedule 13G”). DFA reported that, as of December 31, 2017, it had sole voting power with respect to 9,685,724 shares of common stock and sole dispositive power with respect to 9,851,705 shares of common stock. The DFA Schedule 13G states that various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one fund’s interest in the common stock is more than 5% of the total outstanding common shares.

(4)

Based on the information provided pursuant to the Schedule 13G filed by State Street Corporation (“State Street”) with the SEC on February 14, 2018 (the “State Street Schedule 13G”). State Street reported that, as of December 31, 2017, it had shared voting power with respect to 5,837,509 shares of common stock and shared dispositive power with respect to 5,837,509 shares of common stock. The State Street Schedule 13G states that various subsidiaries of State Street beneficially own the shares of common stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us about the beneficial ownership of our common stock as of November 19, 2018 by each director and nominee for director, our CEO, our Chief Financial Officer (“CFO”), the other executive officers included in the Summary Compensation Table, and all current directors and executive officers as a group based on 117,630,606 shares of our common stock issued and outstanding as of November 19, 2018. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares listed.

Name	Owned Shares of Common Stock	Option Shares of Common Stock(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Director Nominees (excluding Ms. Smith)
Vicki L. Avril	40,511(2)	—	40,511	*
Rhys J. Best	75,742	—	75,742	*
Richard B. Kelson	62,575(3)	—	62,575	*
Rick J. Mills	96,585(4)	—	96,585	*
Sarah E. Raiss	69,615(5)	—	69,615	*
J. David Smith	81,180	—	81,180	*
Charles L. Szews	31,679	—	31,679	*
Joseph C. Winkler	51,992	—	51,992	*
Named Executive Officers
Barbara R. Smith	304,931(6)	—	304,931	*
Mary A. Lindsey	77,442(7)	—	77,442	*
Tracy L. Porter	223,394	—	223,394	*
Paul K. Kirkpatrick	81,460	—	81,460	*
Paul J. Lawrence	4,635	—	4,635
All directors, director nominees and executive officers as a group (14 persons)	1,215,770(8)	0	1,215,770	1.0%
*	Less than one percent (1%)
(1)	Represents shares subject to options exercisable within 60 days of November 19, 2018.
(2)	Includes 24,844 deferred RSUs that Ms. Avril has elected to have distributed not more than 60 days immediately following termination of service.
(3)	Includes 50,765 deferred RSUs that Mr. Kelson has elected to have distributed not more than 60 days immediately following termination of service.
(4)	Includes 82,668 deferred RSUs that Mr. Mills has elected to have distributed not more than 60 days immediately following termination of service.
(5)

Includes 14,419 deferred RSUs that Ms. Raiss has elected to have distributed not more than 60 days immediately following termination of service, 3,993 RSUs vesting on January 9, 2019 and 2,349 RSUs vesting on January 10, 2019.

(6)	Includes 6,967 RSUs vesting on January 11, 2019 and 10,151 RSUs vesting on January 18, 2019.
(7)	Includes 5,140 RSUs vesting on January 18, 2019.
(8)	Includes 28,600 RSUs vesting within 60 days of November 19, 2018 and 172,696 deferred RSUs to be distributed not more than 60 days immediately following termination of service.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and beneficial owners of more than ten percent (10%) of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports were submitted on a timely basis during the fiscal year ended August 31, 2018.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Information about our Board and the Nominees

Our restated certificate of incorporation divides our Board into three classes. The Board currently consists of 9 directors with three directors in each of Classes I, II and III.

The term of office of the Class III directors expires at the Annual Meeting. There are three Class III nominees standing for election at the Annual Meeting. The term of the Class III directors elected at the Annual Meeting ends at the 2022 annual meeting of stockholders. The term of the Class I directors ends at the 2020 annual meeting of stockholders, and the term of the Class II directors ends at the 2021 annual meeting of stockholders.

Proxies cannot be voted for the election of more than three persons to our Board at the Annual Meeting.

Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee is unable to serve or for good cause will not serve, the shares represented by the proxies will be voted for the person, if any, designated by our Board to replace such nominee. However, CMC has no reason to believe that any nominee will be unavailable. All of the director nominees, as well as the continuing directors, plan to attend this year’s Annual Meeting. The following table sets forth information about the nominees and the continuing directors.

Summary of Changes to our Board in Fiscal 2018

On September 1, 2017, Barbara R. Smith assumed the role of CMC’s President and Chief Executive Officer and became a member of the Board. On January 10, 2018, Joseph Alvarado retired as the Chairman of the Board, and effective January 11, 2018, Ms. Smith assumed the role of Chairman of the Board. In November 2017, Mr. Anthony A. Massaro notified the Board that he would not stand for reelection to the Board at the 2018 annual meeting of stockholders. Effective January 10, 2018, Robert L. Guido retired from his position on the Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

Class III – Term to Expire in 2022

Rhys J. Best

Mr. Best has been engaged in private investments since June 2007. From 1999 until June 2004, Mr. Best served as Chairman, President and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries until its acquisition by United States Steel Corporation in June 2007, and from June 2004 to June 2007, Mr. Best served as Chairman and CEO of Lone Star Technologies, Inc.

Other Current Public Directorships

• Cabot Oil & Gas Corporation

• Non-executive Chairman of Arcosa, Inc.

• Non-executive Chairman of MRC Global, Inc.

Former Public Directorships

• Trinity Industries, Inc.

• Non-executive Chairman of Crosstex Energy (now EnLink Midstream)

Retired – Former Chairman, President and CEO of Lone Star Technologies, Inc.; currently serving as non-executive Chairman of Arcosa, Inc. and MRC Global Inc.

Age                Director Since

72                   2010

Committees

• Nominating and Corporate Governance (Chair)

• Compensation

Qualifications

Mr. Best brings to the Board chief executive leadership and business management experience, as well as strong business acumen and financial and strategic planning expertise. His service on the boards of directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy, as well as additional perspective on CMC’s operations, including its international operations and steel manufacturing. In 2014, Mr. Best was selected as 2014 Director of the Year by the National Association of Corporate Directors (“NACD”), and he is a 2017 NACD Board Leadership Fellow.

Richard B. Kelson

Since July 2009, Mr. Kelson has been the Chairman, President and CEO of ServCo, LLC, a strategic sourcing company. Mr. Kelson was an operating advisor of Pegasus Capital, a private equity investment firm, from September 2006 to March 2010. From 1974 to August 2006, Mr. Kelson served in a variety of capacities at Alcoa Inc., a producer of primary aluminum, fabricated aluminum and alumina, including Chairman’s Counsel from January 2006 to August 2006 and Executive Vice President and CFO from 1997 to December 2005.

Other Current Public Directorships

• PNC Financial Services Group, Inc.

• Non-executive Chairman of Ingevity

Former Public Directorships

• Lighting Science Group Corporation

• MeadWestvaco

• ANADIGICS, Inc.

Chairman, President and CEO of ServCo, LLC Age Director Since 72 2010 Committees • Nominating and Corporate Governance • Audit

Qualifications

Mr. Kelson brings significant financial and business knowledge and leadership experience to the Board. His past service provides our Board with valuable contributions in the areas of mergers and acquisitions, capital deployment and other major financial decisions. His service as a leader of a global integrated aluminum manufacturer provides additional perspective on CMC’s global industrial and manufacturing operations. His service on the boards of directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Charles L. Szews

From 2012 to 2015, Mr. Szews served as CEO of Oshkosh Corporation, a designer, manufacturer and marketer of specialty vehicles and vehicle bodies. Mr. Szews served in various capacities at Oshkosh, including as President and CEO from 2011 to 2012, as President and COO from 2007 to 2011 and as Executive Vice President and CFO from 1997 to 2007. Prior to joining Oshkosh, Mr. Szews held a series of executive positions with Fort Howard Corporation for eight years. Prior to Fort Howard Corporation, Mr. Szews was an auditor with Ernst & Young serving in various offices and capacities over a ten-year period.

Other Current Public Directorships

• Rowan Companies plc

• Group 1 Automotive, Inc.

• Allegion plc

Former Public Directorships

• Oshkosh Corporation

• Gardner Denver, Inc.

Retired – Former CEO of Oshkosh Corporation Age Director Since 62 2014 Committees • Audit • Finance

Qualifications

As the former CEO of a large publicly traded corporation, Mr. Szews brings to the Board chief executive leadership experience, as well as extensive financial, audit, operational and mergers and acquisition experience gained from serving in a variety of roles throughout his career. Mr. Szews’ previous and current board positions on other publicly traded companies have provided him with many years of audit committee experience, including as chair. In addition, he brings vast experience in manufacturing, technology and international markets that will provide knowledge and insight into our Company’s global operations.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

Class I – Term to Expire in 2020

Vicki L. Avril

From 2008 to 2013, Ms. Avril served as President and CEO of IPSCO Tubulars, Inc., a manufacturer of tubular products. Ms. Avril served in various capacities at IPSCO Inc. from 2004 to 2007, including Senior Vice President, IPSCO Tubular Operations, Senior Vice President and CFO. She served as Senior Vice President and CFO of Wallace Computer Services, Inc. from 2001 to 2003. Prior thereto, Ms. Avril served in a variety of roles at Inland Steel Industries Inc. from 1976 to 1998 before being named Vice President Finance and CFO in 1998.

Other Current Public Directorships

• Greif, Inc.

• Global Brass and Copper Holdings, Inc.

• Finning International, Inc.

Retired – Former President and CEO of IPSCO Tubulars, Inc. Age Director Since 64 2014 Committees • Audit • Nominating and Corporate Governance

Qualifications

Ms. Avril brings to the Board extensive management and leadership experience in the metals, distribution and manufacturing industries. This includes vast experience in both the fully integrated and the scrap-based electric arc furnace steel industry. Ms. Avril has strong business acumen with substantial expertise in mergers and acquisitions, strategy, restructuring, finance and accounting through her experience as CEO and CFO for various public companies. Ms. Avril is currently a director of three other publicly traded manufacturing companies. In addition, she is a 2017 NACD Governance Fellow.

Sarah E. Raiss

Ms. Raiss was employed by TransCanada Corporation, a North American energy infrastructure company, from 1999 to 2011, most recently serving as Executive Vice President, Corporate Services, from 2002 to 2011. Prior to joining TransCanada, Ms. Raiss served in various engineering, operations, strategic planning and marketing positions in the telecommunications industry at Ameritech Corporation and its subsidiary, Michigan Bell.

Other Current Public Directorships

• Loblaw Companies

• Ritchie Brothers

Former Public Directorships

• Vermillion Energy

• Canadian Oil Sands Ltd.

• MicroPlanet Technologies Corporation, a TSX Venture Exchange Company

• Shoppers Drug Mart

Retired – Former Executive Vice President Corporate Services, TransCanada Corporation Age Director Since 61 2011 Committees • Compensation (Chair) • Nominating and Corporate Governance

Qualifications

Ms. Raiss brings to the Board strong business acumen and business management experience, as well as functional expertise in strategic planning, merger integration, human resources and corporate governance, all gained through her management and board experiences at significant industrial enterprises. Her service as Executive Vice President, Corporate Services of TransCanada Corporation and director of various publicly traded companies provide our Board with additional perspective on corporate strategy and opportunities for current and future operations. In addition, Ms. Raiss has received an Institute of Corporate Directors professional designation and was recognized on the 2015 NACD Directorship 100 list.

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PROPOSAL 1 — ELECTION OF DIRECTORS

J. David Smith

Mr. Smith served as Chairman, President and CEO of Euramax International, Inc., an international producer of aluminum, steel, vinyl, copper and fiberglass products for construction and transportation markets, from 1996 to 2008. In 2011, Mr. Smith served as Interim CEO of Nortek, Inc., an international producer of building products, HVAC systems, ergonomic furniture systems and security systems. Prior thereto, he served as President of Alumax Fabricated Products, Inc. from 1989 to 1996, and held numerous senior operating roles in its predecessor companies from 1972 to 1989.

Other Current Public Directorships

• Gypsum Management and Supply, Inc.

• BlueLinx, Inc.

Former Public Directorships

• Non-executive Chairman of Nortek, Inc.

Retired – Former Chairman, President and CEO, Euramax International, Inc. Age Director Since 69 2004 Committees • Compensation • Finance

Qualifications

Mr. Smith brings to the Board managerial and operational expertise gained through his broad experience in managing and leading a significant industrial and manufacturing enterprise. His service as the Chairman, President and CEO of Euramax International, Inc. provides our Board with additional international and strategic perspectives. Mr. Smith’s interim leadership position at Nortek, as well as his service on Nortek’s board, have provided him with valuable management, governance and leadership experience that he brings to our Board. In addition, his service on several boards of international companies provides him with international experience and enables him to make valuable contributions to our international growth strategies.

Class II – Term to Expire in 2021

Rick J. Mills

Mr. Mills served as the Corporate Vice-President and President of Components Group of Cummins, Inc., a manufacturer of service engines and related technologies, from 2005 to 2008. Mr. Mills spent over 37 years with Cummins, serving in a variety of financial roles before being named Vice President and General Manager of Atlas Inc., a former Cummins business that manufactured engine components, in 1988. He then served as President of Atlas, Inc. from 1990 to 1993, Vice President of the Pacific Rim and Latin America operations for Cummins Filtration (formerly Fleetguard Inc.) from 1993 to 1996, Corporate Controller of Cummins, Inc. from 1996 to 2000 and Vice-President and Group President of Filtration of Cummins, Inc. from 2000 to 2005.

Other Current Public Directorships

• Flowserve Corporation

Former Public Directorships

• Gerdau Ameristeel

• Rohm and Haas Company

• Masonite International Corporation

Retired – Former Corporate Vice-President and President of Components Group of Cummins, Inc. Age Director Since 71 2012 Committees • Audit (Chair) • Finance

Qualifications

Mr. Mills brings to the Board significant leadership, operational and strategic experience gained in his 37 years at Cummins, Inc. in a variety of financial, managerial and executive positions. Mr. Mills has significant international experience from his leadership roles of the Pacific Rim and Latin America operations at Cummins, Inc., which provides the Board valuable insight into CMC’s international operations and strategy. In addition, Mr. Mills’ experience as a director of an international manufacturer and an international steel producer and recycler brings valuable corporate leadership and strategy development knowledge to our Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Barbara R. Smith

Ms. Smith was appointed President and CEO of CMC in September 2017 and Chairman of the Board in January 2018. Prior thereto, Ms. Smith served as CMC’s President and Chief Operating Officer (“COO”) from January 2017 to September 2017, COO from January 2016 to January 2017, and Senior Vice President and Chief Financial Officer from May 2011 to January 2016. Prior to joining CMC, Ms. Smith served as Vice President and Chief Financial Officer of Gerdau Ameristeel Corporation, a mini mill steel producer, from July 2007 to May 2011, after joining Gerdau Ameristeel as Treasurer in July 2006. From February 2005 to July 2006, she served as Senior Vice President and Chief Financial Officer of FARO Technologies, Inc., a developer and manufacturer of 3-D measurement and imaging systems. From 1981 to 2005, Ms. Smith was employed by Alcoa Inc., a producer of primary aluminum, fabricated aluminum and alumina, where she held a variety of financial leadership positions.

Other Current Public Directorships

• Comerica Incorporated

Former Public Directorships

• Mineral Technologies, Inc.

Chairman, President and CEO of Commercial Metals Company Age Director Since 59 2017

Qualifications

As our President and CEO, Ms. Smith has in-depth knowledge of CMC’s business, strategy, operations and financial position, which enables her to provide important contributions to strengthening CMC’s leadership, operations, strategy, growth and long-range plans. Ms. Smith has a significant level of financial expertise, as well as extensive operational and strategic experience developed during her tenure at CMC and other international organizations. She also brings to the Board over 37 years of domestic and international manufacturing experience, virtually all of which was spent in the metals and mining industries. Ms. Smith’s role as Chairman, President and CEO enables her to facilitate effective communication between management and the Board.

Joseph Winkler

Mr. Winkler served as the Chairman and CEO of Complete Production Services, Inc., an oilfield services provider, from March 2007 to February 2012. Prior thereto, Mr. Winkler served as President and CEO of Complete Production Services, Inc. from March 2005 to March 2007. Prior to joining Complete Production Services, Inc., Mr. Winkler was an executive for National Oilwell Varco and several of its predecessor entities from April 1996 to March 2005.

Other Current Public Directorships

• Hi-Crush Partners LP

• Eclipse Resources

• TETRA Technologies, Inc.

Former Public Directorships

• Dresser-Rand Group Inc.

Retired – Former Chairman and CEO of Complete Production Services, Inc. Age Director Since 67 2012 Committees • Finance (Chair) • Compensation

Qualifications

Mr. Winkler brings to the Board significant leadership, operational and strategic experience gained from his service as Chairman and CEO of Complete Production Services, Inc. and his executive experience at National Oilwell Varco and its predecessors. His public-company board of directors service provides our Board with valuable corporate leadership, governance and strategy development knowledge.

There is no family relationship between any of the directors, executive officers, or any nominee for director.

Vote Required

Directors are elected by majority vote, and cumulative voting is not permitted.

Our Board recommends a vote FOR the election of the nominees for director named above: Rhys J. Best, Richard B. Kelson and Charles L. Szews.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Corporate Governance Practices.    Because corporate governance practices evolve over time, our Board reviews and approves our Corporate Governance Guidelines, committee charters and other governance policies at least once a year and updates them as necessary and appropriate. Our Board is guided by our Corporate Governance Guidelines, which addresses director responsibilities, director access to management, director orientation and continuing education, director retirement and the annual performance evaluations of the Board and its committees. The Corporate Governance Guidelines also directs that the Nominating and Corporate Governance Committee consider the periodic rotation of committee members and committee chairs as a means of introducing fresh perspectives and broadening and diversifying the views and experience represented on the committees of our Board.

Director Independence.    Our Board has determined, after considering all of the relevant facts and circumstances, that Mses. Avril and Raiss and Messrs. Best, Kelson, Mills, Smith, Szews and Winkler are independent, as “independent” is defined by the listing standards of the NYSE, because they have no direct or indirect material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would cause the independence requirements of the NYSE listing standards not to be satisfied.

Board Leadership Structure.    Our Board has concluded that combining the roles of CEO and Chairman of the Board is the most effective leadership structure for CMC at the present time as it promotes unified leadership and direction for CMC, allowing for a single, clear focus for management to execute CMC’s strategy and business plans. The combination of the Chairman and CEO roles is balanced by the appointment of a Lead Director, as well as the majority of our Board being comprised of independent directors. Effective January 11, 2018, Ms. Smith assumed the role of Chairman of the Board. As discussed further below, the Lead Director is responsible for providing leadership to our Board when circumstances arise in which the joint role of the Chairman and CEO may be, or may be perceived to be, in conflict. The Lead Director also presides over those Board sessions that are attended only by independent directors. Our Board believes that having a Lead Director as part of its leadership structure promotes greater management accountability and ensures that directors have an independent contact on matters of concern to them.

Lead Director.    When considered appropriate, our corporate governance guidelines permit the designation of a Lead Director by the majority vote of independent directors. The independent directors designated Mr. Kelson as Lead Director to serve until the Annual Meeting, at which time Mr. Winkler will become Lead Director to serve a four year term. The responsibilities of the Lead Director include:

•	convening and presiding over executive sessions attended only by independent and non-employee directors;

•	communicating to the CEO the substance of discussions held during those sessions to the extent requested by the participants;

•	serving as a liaison between the Chairman of the Board and our Board’s independent directors on sensitive issues and otherwise when appropriate;

•	consulting with the Chairman of the Board on meeting schedules and agendas;

•	consulting with the Chairman of the Board regarding materials to be sent to our Board;

•	consulting with the Chairman of the Board to assure the effectiveness of our Board meeting process;

•	presiding at meetings of our Board in the event of the Chairman of the Board’s absence;

•	leading the Board’s annual evaluation of the Chairman of the Board and the CEO;

•	monitoring and coordinating with management on corporate governance issues and developments; and

•	being available to advise committee chairpersons in fulfilling their designated roles and responsibilities to the Board.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

The Lead Director is also available to receive direct communications from stockholders through Board approved procedures and may periodically, as directed by our Board, be asked to speak for CMC or perform other responsibilities.

Board’s Role in Risk Oversight.    Management is principally responsible for defining, identifying and assessing the various risks facing CMC, formulating enterprise risk management policies and procedures and managing our risk exposures on a day-to-day basis. Our Risk Committee, comprised of the members of our executive leadership team, directs this process. The Board is responsible for overseeing our risk management processes.

Enterprise risks are identified and prioritized by the Risk Committee, and each risk is assigned by the Board to a Board committee or the full Board for oversight, depending on the nature of the risk. The Risk Committee provides an annual risk assessment, with periodic updates as appropriate, to the Board or the applicable Board committee, and the Board or Board committee, as the case may be, assesses the risks and reviews options for risk mitigation presented by the Risk Committee, which includes determining a response strategy and monitoring progress on those strategies. The following shows the allocation of risk oversight among the Board and its committees:

Full Board

Significant strategic and business risks are monitored by the full Board

Audit Committee	Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee

Oversees management of risks relating to financial reporting, the internal control environment, the internal audit function and the external auditors, business interruption and cybersecurity, and compliance with legal and regulatory requirements

	Oversees management of risks relating to capital structure, liquidity, transactions involving financing, investments and merger and acquisition activity, as well as insurance coverage	Oversees management of risks relating to personnel, and executive and employee compensation practices	Oversees management of risks associated with corporate governance

As part of our risk assessment process, the Board or an applicable Board committee also receives presentations throughout the year from management regarding specific potential risks and trends as necessary. Annually, the Finance Committee and the full Board reviews the Company’s strategic business plans, which includes evaluating the competitive, technological, economic and other risks associated with these plans. We believe that the practices described above facilitate effective Board oversight of our significant risks.

Corporate Governance Guidelines and Code of Ethics.    Our Board has adopted Corporate Governance Guidelines, which reflect the principles by which we operate. When appropriate, the Nominating and Corporate Governance Committee and our Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving leading practices for similarly situated companies. We have also adopted a Code of Conduct and Business Ethics (the “Code of Conduct”), which applies to all of our directors, officers and employees. In addition, we have adopted a separate Financial Code of Ethics, which is applicable to our CEO, CFO, Corporate Controller, any person who may function as a Chief Accounting Officer or persons performing similar functions. We intend to post any amendments to or waivers from our Financial Code of Ethics and our Code of Conduct on our website to the extent applicable to our CEO, CFO, Corporate Controller, any person who may

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

function as a Chief Accounting Officer or persons performing similar functions. Our Corporate Governance Guidelines, the Code of Conduct, the Financial Code of Ethics and other information are available at our website, www.cmc.com under the Corporate Governance section, and such information is available in print to any stockholder, without charge, upon request to Commercial Metals Company, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, or by calling (214) 689-4300.

Annual Board Evaluations.    Each year, the Nominating and Corporate Governance Committee and the Lead Director lead the Board through two evaluations: a Board self-evaluation and committee self-evaluations, which include an evaluation of our Lead Director and committee chairpersons. Through this process, directors provide feedback, assess performance, and identify areas where improvement can be made. We believe this approach supports the Board’s effectiveness and continuous improvement.

Management Succession Planning.    Our Board plays an integral oversight role in talent development by recognizing the importance of succession planning for the CEO and other key employees at CMC. Our executive leadership team, led by our Vice President of Human Resources, annually presents to the Board a review of executive and senior management, including a discussion of those employees who are considered to be potential successors to executive and senior level positions with regard to their readiness and development opportunities. In addition, our Nominating and Corporate Governance Committee annually reviews and adopts an emergency succession plan for the CEO.

Communications by Stockholders and Other Interested Parties.    Stockholders and other interested parties may communicate with the Lead Director or any of the non-employee and independent directors by submitting a letter addressed to their individual attention or to the attention of non-employee directors c/o Corporate Secretary at P.O. Box 1046, Dallas, Texas 75221.

Meetings of Our Board.    In fiscal year 2018, the entire Board met seven times, six of which were regularly scheduled meetings. Other than Mr. Alvarado, Mr. Guido and Mr. Massaro, each of whom retired from our Board effective at the 2018 annual meeting of stockholders, all directors attended at least seventy-five percent (75%) or more of the meetings of our Board and of the committees on which they served. We expect all directors and nominees to attend the Annual Meeting. All directors attended the 2018 annual meeting of stockholders.

Executive Sessions.    As required by the NYSE listing standards, non-employee and independent directors regularly schedule executive sessions of our Board and its committees in which they meet without the presence of employee directors or management. The presiding director at such executive sessions is the Lead Director. In fiscal year 2018, the non-employee directors, which include all members of our Board other than Ms. Smith, held six non-employee director sessions in connection with Board meetings and no stand-alone meetings.

Sustainability and Corporate Responsibility.    CMC is committed to operating sustainably and being a good corporate citizen for the benefit of our investors, customers, employees and the communities in which we live and work. We believe operating CMC in a responsible, sustainable way is simply the right thing to do. We also believe it contributes to the success of our business.

We pursue sustainability through four focus areas, which are aligned with our current operations and growth strategy:

1.

Environmental Stewardship, by using resources efficiently, including promoting the recycling and reuse of ferrous and nonferrous metals, and continually striving to reduce the environmental impacts of our operations.

2.	Valuing our People, by making safety a top priority and fostering a diverse and inclusive work environment that provides opportunities for training, development and advancement.

3.	Contributing to Communities, by making investments that strengthen local economies and support the causes our people believe in.

4.

Customer Service & Product Responsibility, by listening to our customers, training our people and providing products and materials that have been manufactured in a socially and environmentally responsible manner.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

CMC’s business is inherently sustainable. As a vertically integrated organization, we purchase and process scrap metal, melt the recycled metal into new steel in our state-of-the-art electric arc furnaces, roll the new steel into finished products in our rolling mills, and fabricate the finished products into lengths to be used in products that support manufacturing and builds buildings and infrastructure in the regions we participate in. Our operations encompass the entire life cycle of steel from initial production to use to recycling to reuse.

CMC plans to issue its third bi-annual Sustainability Report in 2019. Our most recent Sustainability Report is available on our website at www.cmc.com. The following are some highlights from our most recent Sustainability Report and 2018 developments:

•	We lead the industry by exclusively using state-of-the-art electric arc furnaces (EAFs), which, among other things, consume less energy than traditional blast furnaces. The energy intensity required to produce CMC products is 83% less than the global industry average.

•	By using steel scrap as our primary raw material, we consume fewer resources compared to operations that use natural resources like mined iron ore. For every ton of steel recycled, we conserve 2,500 pounds of iron ore, 1,400 pounds of coal and 120 pounds of limestone.

•	The amount of recycled materials in our manufactured finished steel has historically averaged over 95%.

•	Our micro and mini mill steelmaking processes release 58% less greenhouse gas (carbon equivalent units) emissions than the global industry average.

•	Our use of recycled and/or re-used water has historically been greater than 95%.

•	Our vertically integrated manufacturing processes have historically saved over 215,000,000 cubic feet of landfill space annually.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

•	We are an active member and supporter of the efforts of the United States Green Building Council in the Leadership in Energy and Environmental Design (LEED®) initiative.

•	Since 2012, we have participated in the U.S. Department of Energy’s “Better Buildings, Better Plants Program”, a national effort focused on driving significant improvements in energy efficiency across U.S. industry. Since joining, we have made great strides towards our goal of reducing the energy intensity of our operations by 25% by 2023.

•	In fiscal year 2018, we recorded our lowest total recordable incident rate (TRIR) in the Company’s 103-year history. In addition, CMC had 81 locations with zero safety incidents in fiscal year 2018.

•	In fiscal year 2018, we commissioned our second technologically advanced EAF micro mill in Durant, Oklahoma, which utilizes a unique continuous-continuous manufacturing process that results in higher yields and lower energy consumption than the traditional mini mill process.
•	In 2018, we opened a new downstream separation facility in Lexington, South Carolina, which allows us to maximize the recovery of nonferrous metals and reduce residual waste streams.

•	The Salt River Project Agricultural and Power District (SRP), the third largest public power utility in the U.S., recently named our micro mill in Mesa, Arizona as the winner of the SRP Champions of Energy Efficiency – Peak Savings Award for delivering the highest peak demand energy savings in 2018.

•	Of our nine current Board members, three are women and one is a minority. In addition, women currently comprise over 40% of our executive leadership team.

Identifying Emerging Sustainability Issues.    By identifying and proactively addressing sustainability risks and opportunities, CMC protects and creates value for its stockholders, employees, customers and society as a whole. For information regarding the role of CMC’s Risk Management Committee in identifying and assessing emerging sustainability issues, please see page 25 of this proxy statement. We also identify emerging sustainability issues through our membership and active participation in several industry association committees focused on topics of safety, health and environmental stewardship.

Board Committees

We have four standing board committees (collectively, the “Committees”): Audit, Compensation, Nominating and Corporate Governance and Finance, the principal responsibilities of which are described below. All committee charters are available at our website, www.cmc.com.

Significant Committee Functions

Audit Committee

Our Board has a standing Audit Committee that performs the activities more fully described in the Audit Committee Report on page 70. Mr. Guido and Mr. Massaro served on the Audit Committee through January 10, 2018, when they each retired from the Board. Effective March 20, 2018, the Board appointed Mr. Kelson to serve on the Audit Committee to fill one of the vacancies. All members of the Audit Committee are financially literate under NYSE standards.

Members Mr. Mills (Chair) Ms. Avril Mr. Kelson Mr. Szews Meetings in 2018: 8 • All members are independent

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Compensation Committee

Our Board has a standing Compensation Committee that is responsible for the matters described in the Compensation Committee’s charter, including (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the other executive officers, (ii) evaluating the performance of the CEO and the other executive officers in light of those goals and objectives and (iii) determining and approving the CEO’s compensation based on this evaluation as well as setting the compensation of the other executive officers following a review with the CEO of the CEO’s evaluation, recommendations and decisions as to the performance and compensation of the other executive officers.

Members Ms. Raiss (Chair) Mr. Best Mr. Smith Mr. Winkler Meetings in 2018: 6 • All members are independent

Additional responsibilities of the Compensation Committee are:

•  assisting our Board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for our executive officers and other executives;

•  making recommendations to our Board with respect to incentive compensation plans, equity based plans and other compensation and benefits programs;

•  administering CMC’s incentive compensation, stock option, and other equity-based plans; and

•  reviewing and making recommendations to our Board regarding any employment, severance, change in control or separation agreement, or any deferred compensation arrangement, to be entered into with any executive officer.

Mr. Kelson served on the Compensation Committee through March 20, 2018, when the Board appointed him to serve on the Audit Committee to fill one of the vacancies created by the retirements of Mr. Guido and Mr. Massaro.

For a further discussion of the Compensation Committee’s role in executive officer compensation, the role of executive officers in determining or recommending the amount or form of executive compensation and the Compensation Committee’s engagement and use of independent third-party compensation consultants, please see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

Our Board has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Nominating and Corporate Governance Committee’s charter, including:

•  identifying and making recommendations as to individuals qualified to be nominated for election to our Board and Committees;

•  monitoring developments in corporate governance matters and overseeing compliance with statutes, rules and regulations relating thereto, including reviewing, assessing and making recommendations to our Board with respect to our corporate governance guidelines;

•  overseeing the annual self-evaluation of the performance of our Board, Committees and management;

•  overseeing and recommending compensation of non-employee directors;

Members Mr. Best (Chair) Ms. Avril Mr. Kelson Ms. Raiss Meetings in 2018: 4 • All members are independent

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

•  reviewing and overseeing director orientation and continuing education; and

•  annually reviewing the charters of each committee of the Board, including the charter of the Nominating and Corporate Governance Committee.

Mr. Guido served on the Nominating and Corporate Governance Committee through January 10, 2018, when he retired from the Board.

Finance Committee

Our Board has established a standing Finance Committee that is responsible for the matters described in the Finance Committee’s charter, including:

•  reviewing and approving or recommending to our Board, as appropriate, potential strategic transactions including mergers, acquisitions, divestitures and major capital expenditures, as well as conducting post-transaction reviews and analysis;

•  reviewing and making recommendations to our Board with respect to the Company’s annual operating and capital expenditure plan;

•  reviewing and making recommendations to our Board with respect to CMC’s cash position, capital structure and strategies, financing strategies, debt arrangements and insurance coverage matters; and

•  reviewing and making recommendations to our Board with respect to CMC’s dividend policy, stock splits and stock repurchases, debt arrangements, and the issuances, as appropriate, of debt or equity securities.

Mr. Massaro served on the Nominating and Corporate Governance Committee through January 10, 2018, when he retired from the Board.

Members Mr. Winkler (Chair) Mr. Mills Mr. Smith Mr. Szews Meetings in 2018: 6 • All members are independent

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for directors. The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, proposes a slate of nominees to the stockholders for election to the Board. For information on how to submit a candidate for consideration, please see “2020 Annual Meeting and Stockholder Proposals.”

Director Qualifications and Attributes

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders. Director candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition to considering these qualifications, the Nominating and Corporate Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of our Board, the evaluations of other prospective nominees, and the need for any required expertise on our Board or one of its Committees. Dedication of sufficient time, energy and attention to ensure diligent and effective performance of their duties is expected of directors. Directors may not serve on the board of directors of more than five other publicly traded companies. Directors should be committed to serve on our Board for an extended period of time, if elected by stockholders.

Board Diversity

When evaluating candidates, the Nominating and Corporate Governance Committee also considers factors that promote and advance diversity among the members of our Board. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, racial and gender diversity, and breadth of experience in industry, manufacturing, financing transactions and business combinations.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Our Board currently includes three women and one African American. We were recognized by the National Diversity Council in 2018 as a “Top 25 Company for Diversity in Texas”. This award recognizes organizations for women and minority representation in executive leadership and on boards of directors. Texas Diversity Magazine selected Ms. Smith as a recipient of the 2018 Dallas Power 50 Award, which recognizes women in executive leadership roles that have demonstrated significant contributions to the business growth and strategic direction of their respective organizations and have proven records of innovation and accomplishments in their area of expertise. Also in 2018, Mr. Kirkpatrick was selected as a “Top 50 General Counsel” by the Texas Diversity Council.

Diversity of Background

Diversity of Experience

9 of 9
Executive Leadership

9 of 9
Board Directorship Experience

9 of 9
Financial/Strategic Experience

9 of 9
Global Experience

9 of 9
Extensive Industry/Development Knowledge

8 of 9
Operations Experience

9 of 9
Governance Experience

Executive Officer Diversity

Although we do not have a formal policy concerning diversity of executive officers, the Board seeks to ensure that a diversity of experiences, backgrounds and viewpoints are represented in our management. Currently, we have two women (Barbara Smith, Chairman, President and CEO, and Mary Lindsey, Senior Vice President and CFO) in executive leadership roles, which is over 40% of our executive leadership team.

Compensation Committee Report

The Compensation Committee of our Board has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CMC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

Sarah E. Raiss (Chairman)

Rhys J. Best

J. David Smith

Joseph C. Winkler

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In order to compete effectively in the steel and metal products industry, it is critical that we attract and retain leaders who can best position CMC to deliver financial and operational results for the benefit of our stockholders. Our executive compensation program, which is administered by the Compensation Committee of our Board (the “Committee”), is critical in achieving this objective.

Our Fiscal Year 2018 Performance (vs FY2017)

In fiscal 2018, we delivered exceptional financial and operational results for our stockholders, increasing net sales by 21% and net income by 199% year-over-year. We also generated one year, and annualized three year and five year TSR of 16.9%, 14.1% and 10.7%, respectively.

In addition, during the past 24 months, we accomplished a number of critical strategic objectives that have reshaped CMC for the future. First, as we announced in June 2017, we made the decision to exit our International Marketing and Distribution segment, selling CMC Cometals for $170.9 million and selling or shutting down the remaining operations in the U.S., Asia and Australia. Second, we completed the construction, startup and commissioning of our new steel micro mill in Durant, Oklahoma, becoming the first U.S. long products steel manufacturer to produce hot spooled rebar. Finally, we completed the acquisition of substantially all of the U.S. rebar manufacturing and fabrication assets of Gerdau, S.A., consisting of 33 fabrication facilities and four steel mini mills. This $600 million strategic acquisition increased CMC’s global melt capacity by 60% to 7.2 million tons and dramatically expanded the geographic footprint of CMC’s rebar fabrication operations in the U.S.

While we believe these strategic transactions have positioned CMC for future success in our core steel making operations, we incurred significant costs and expenses during fiscal year 2018 in achieving these successes that negatively impacted our fiscal 2018 net income, including (1) a $13.1 million non-cash impairment charge in connection with the sale of a business in our International Marketing and Distribution segment, (2) $26.8 million of expenses related to the Acquisition, (3) $10.5 million of mill operational start-up costs (net of $3.0 million of incentives) and (4) $5.8 million in interest expense related to debt issued to finance the Acquisition.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table highlights additional information about our achievements during fiscal 2018:

2018 Net Earnings $138.5M $1.17 per diluted share	199%

Financial Results

•  CMC achieved one year, and annualized three year and five year TSR of 16.9%, 14.1% and 10.7%, respectively.

•  In fiscal 2018, we increased revenue by 21% to $4.6 billion from $3.8 billion in fiscal 2017.

•  In fiscal 2018, we generated net earnings of $138.5 million, or $1.17 per diluted share, compared to net earnings of $46.3 million, or $0.39 per diluted share, in fiscal year 2017, representing a 199% increase.

2018 Net Sales $4.6B	21%

Strategic Objectives

•  We completed the exit of our International Marketing and Distribution segment, allowing us to reallocate capital to our core manufacturing operations in the U.S. and Poland, and improve our financial profile.

•  We completed the construction, start-up and commissioning of our new steel micro mill in Durant, Oklahoma, becoming the first U.S. long products steel manufacturer to produce hot spooled rebar.

•  On November 5, 2018, we closed the acquisition of certain U.S. rebar manufacturing and downstream fabrication assets of Gerdau, S.A. To fund the purchase price, we issued $350.0 million of senior unsecured notes due in 2026.

•  We had record levels of shipments of steel products from our operations in the U.S. and Poland.

•  We achieved the lowest safety incident rate in our Company’s history.

•  We opened a new downstream separation facility in Lexington, South Carolina, which allows us to maximize the recovery of nonferrous metals and reduce residual waste streams.

•  We began constructing our second spooler to produce hot spooled rebar at our Mesa, AZ micro mill, and we expect to start producing hot spooled rebar during our fourth fiscal quarter of 2019.

Pay-for-Performance Philosophy.    The Committee designs compensation programs to align the actions of our NEOs with the long-term interests of our stockholders based on the fundamental philosophy to pay for performance. As illustrated below, for fiscal year 2018 approximately 87% of the targeted annual compensation for the CEO and, on average, 74% of the targeted annual compensation for the other NEOs was variable or “at risk” and tied to CMC’s performance:

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COMPENSATION DISCUSSION AND ANALYSIS

During fiscal 2018, the Committee established financial performance goals that were challenging and reflected CMC’s fiscal 2018 operating plan, economic and market conditions, and forecasts at the time the performance goals were set in October 2017. The Committee increased the fiscal 2018 Net Earnings financial goals by 6%, 11% and 33% at the business plan, target and maximum levels, respectively, and the fiscal 2018 ROIC financial goals by 14%, 22% and 43% at the business plan, target and maximum levels, respectively.

In determining the bonus opportunities under CMC’s Annual Cash Incentive Bonus (as defined on page 42), the Committee reduced the bonus opportunity pool for achieving business plan financials, as it did in fiscal 2016 and 2017, in recognition that the fiscal year 2018 financial goals continued to be below CMC’s fiscal 2015 and prior years’ performance due to industry and market conditions, projected general economic conditions and CMC’s forecasted performance levels. This reduction was achieved by reducing the bonus opportunity pool by 20% when overall Company financial targets for fiscal 2018 were met. The Committee further determined that the bonus opportunity pool would be returned to 100% of target when a stretch financial goal was met. The fiscal 2018 performance goals were based entirely on overall Company financial performance versus a mix of financial and operational goals as was the case in fiscal 2017.

During fiscal 2018 and, in the case of our long-term incentive awards, during the 2016-2018 performance period, payouts under our Annual Cash Incentive Bonus and long-term incentive awards were as follows:

•	Based on CMC’s exceptional fiscal 2018 corporate financial performance, the Compensation Committee certified payouts under the Annual Cash Incentive Bonus, on average, of 199% of target for the NEOs.

•	No discretionary cash bonuses were awarded in fiscal 2018.

•	The Committee determined that the long-term incentive awards for the three-year performance period ended in 2018 vested at 150% of the EBITDA target and 154% of the TSR target for all NEOs.

•

During fiscal year 2016, the Compensation Committee awarded two NEOs with supplemental long-term incentive awards that vested in fiscal 2018. These awards were the same as the fiscal year 2016 – 2018 long-term incentive awards, except the performance period on these awards commenced on January 18, 2016. These awards vested at 160% of the EBITDA target and 79% of the TSR target.

Corporate Governance Highlights Regarding Executive Compensation.    The Committee, with the assistance of its independent compensation consultant, engages in an ongoing review of CMC’s executive compensation program to evaluate whether the program supports CMC’s compensation philosophy and serves the long-term interests of our stockholders. The following lists the highlights of CMC’s corporate governance framework, which the Committee believes reinforces our pay-for-performance philosophy:

•

Metrics Based Solely on Company Performance.    Bonuses paid under the Annual Cash Incentive Bonus as well as the settlement of performance-based equity awards are determined based solely on pre-established Company-wide performance goals. In fiscal 2018, the Committee eliminated the use of operational performance goals in the determination of Annual Cash Incentive Bonuses.

•

No Discretionary Cash Bonuses.    While the Committee has the discretion to award discretionary cash incentive bonuses to reward individual performance, the Committee chose not to award any additional cash incentive bonuses in fiscal 2018.

•

Market Review Process Used for Compensation Determinations.    The Committee reviews external market data prepared by the Committee’s independent compensation consultant when setting market-based compensation levels and considers current leading practices when making compensation decisions.

•	Stockholder Engagement. The Chair of the Committee engaged with stockholders in fiscal 2018 to obtain their advice and counsel on the Company’s compensation practices.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Stock Ownership Guidelines.    To further align the interests of our executives and directors with those of our stockholders and to assure that our executives and directors own meaningful levels of Company common stock throughout their tenures with CMC, the Committee established stock ownership guidelines for our non-employee directors, executive officers and other senior level employees, as set forth in the following table:

Position	Stock Ownership Guidelines
Non-Employee Directors	5x the director’s prevailing annual cash retainer award
President and CEO	5x base salary
COO	4x base salary
EVPs, SVPs, each Company business segment President, the CFO, the VP of Finance and the General Counsel	3x base salary
Other Executives as may be designated by the Committee	1x base salary

•

Executive Employment Continuity Agreements with No Tax Gross-Ups.    CMC does not provide for excise tax gross-ups under the Executive Employment Continuity Agreements (“EECAs”). Under these agreements, if we determine that the payments to an executive under CMC’s change in control agreement, combined with any other payments or benefits to which the executive may be entitled, would result in the imposition on the executive of an excise tax, we are required to either (i) reduce such payments to the maximum amount which would not result in the imposition of an excise tax or (ii) make such payments to the executive if, even after the executive’s payment of the excise tax, the executive would receive a larger net amount.

•

Double Trigger Required for Receipt of Cash Severance Payments.    The EECAs contain a “double trigger” in that there must be present both a change in control and a qualifying termination of the executive in order to trigger cash severance payments under these agreements. We believe that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events.

•

Clawback Policy.    In fiscal year 2014, the Committee adopted a clawback policy which allows the Committee, to the extent legally permitted, to recover incentive compensation if the payment or award was predicated upon achieving financial results that were subsequently the subject of restated financial statements and a lower payment or award would have been made to the executive based upon the restated financial statements.

•

Compensation Risk.    CMC’s compensation policies, which are formally reviewed by the Committee with the assistance of its independent compensation consultant, are structured to discourage inappropriate risk-taking by our executives. The Committee’s assessment is described in the “Compensation Risk Assessment” section on page 63.

•

Anti-Hedging and Anti-Pledging Policy.    CMC’s insider trading and anti-hedging policy prohibits CMC’s executive officers and directors from pledging CMC’s securities or engaging in hedging or short-term or speculative trading of CMC’s securities, including, without limitation, short sales or transactions in puts, calls, forwards, futures or other derivative securities. During fiscal 2018, we revised our insider trading and anti-hedging policy to eliminate waivers, such that the policy no longer permits clearance or pre-approval of hedging transactions.

•	Independent Compensation Consultant. The Committee engages Korn Ferry Hay Group (“Korn Ferry”) as its independent compensation consultant.

Addressing the 2018 Say-on-Pay Vote. At our 2018 annual meeting of stockholders, of the votes cast on our advisory vote on executive compensation (commonly referred to as the “say-on-pay vote”), 44.6% of the votes cast were in favor and 55.4% of the votes cast were against. This was a significant departure from our 2016 and 2017 annual meetings of stockholders where more than 94% of the stockholders voted in favor of our executive compensation programs, even though the core philosophy and design of our executive compensation programs remained materially consistent across all three years.

The most recent say-on-pay vote was disappointing. In response to the lower than expected 2018 say-on-pay vote, the Compensation Committee and management evaluated our executive compensation program with input

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from the Board’s independent compensation consultant. As part of this evaluation, management reached out to stockholders representing approximately 67.5% of our outstanding common stock regarding their views of our executive compensation program.

Management received feedback from stockholders representing approximately 51.5% of our outstanding common stock. These stockholders generally represented our largest stockholders and included some who voted in favor of our say-on-pay proposal in 2018 and some who voted against the say-on-pay proposal. The outreach occurred in the form of conference calls enabling stockholders to offer their perspective and ask questions directly to the Company representatives participating on the calls. Attendees for some or all of the meetings were Ms. Raiss, Chairman of the Compensation Committee, Ms. Lindsey and Mr. Kirkpatrick. Each call was interactive and constructive. The feedback from these calls was presented to the Board and the Compensation Committee for their consideration.

During this engagement process, our largest stockholders generally expressed support for our executive compensation program. In fact, several stockholders emphasized that their vote against our 2018 say-on-pay proposal was primarily due to one-time events related to our fiscal 2017 CEO transition, rather than a general disagreement with the core philosophy and design of our executive compensation programs. At the same time, a few stockholders suggested certain changes to our executive compensation programs. The chart below summarizes the key points we heard in our meetings with stockholders and the Compensation Committee’s responses to the concerns raised. Due to the timing of the vote and the investor outreach, the changes that we reference below will become effective for our fiscal year 2019 compensation plans.

What We Heard	Compensation Committee’s Response
Certain stockholders viewed our former CEO’s retirement package as excessive, and expressed specific concern about the acceleration of his outstanding RSU awards and the issuance of a new equity grant upon his retirement.	The Compensation Committee has committed that, going forward, it will not authorize the acceleration of any equity award upon retirement. In addition, the Compensation Committee approved changes to the Company’s award agreements providing for the termination upon retirement of any unvested awards that were issued within one year of the date of retirement.
Certain stockholders indicated a preference for greater emphasis on performance-based (rather than time-based) equity.	We modified our long-term equity incentive program so that 60% of our CEO’s equity awards are now performance-based (up from 50%), which further ties our CEOs’ pay to performance.

In addition to the changes to our executive compensation programs made in response to recommendations received during our stockholder engagement process, we also have adopted the following changes to our executive compensation program:

•	We adopted a “double trigger” change in control for new equity awards effective fiscal year 2019;

•

We eliminated operational goals as a component of our Annual Cash Incentive Bonus plan for the NEOs effective fiscal year 2018 (see page 34), such that the determination of Annual Cash Incentive Bonus amounts is now based solely on overall Company financial performance;

•	Although the 162(m) financial triggers have been eliminated, we have retained, as a plan feature of our 2013 Cash Incentive Plan, an umbrella ROIC circuit-breaker; and

•	We modified our insider trading and anti-hedging policy to eliminate waivers, such that the policy no longer permits clearance or pre-approval of hedging transactions.

The Compensation Committee will continue to consider the outcome of our future say-on-pay votes when making future compensation decisions for the NEOs.

Fiscal 2018 Management Role Changes. During fiscal year 2018, CMC appointed Barbara R. Smith to the role of Chairman, President and CEO. In connection with Ms. Smith’s appointment, her base salary was adjusted to a market-competitive level for a CEO, which resulted in an 18.8% increase over the base salary in her role as COO in 2017. This resulted in a base pay level that was 8% below the peer median, and when combined with her annual

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and long-term incentive opportunities, resulted in a target total compensation that was 14% below the peer median. The Company also promoted Tracy L. Porter to Executive Vice President and COO, and Mary A. Lindsey to Senior Vice President and CFO. In connection with their promotions, each received a base salary increase, representing 8% for Mr. Porter, and 12.4% for Ms. Lindsey, based on peer data and internal pay equity. In addition, Messes. Smith and Lindsey received supplemental fiscal year 2018 equity awards in the form of RSUs and PSUs in an amount equal to the difference between their existing long-term incentive target and the new target associated with their respective promotions. In addition, in connection with his promotion in April 2018, Mr. Porter received a supplemental fiscal year 2018 equity award in the form of RSUs to compensate him for his increased responsibilities. The Committee decided to issue this additional grant entirely in RSUs, rather than a combination of PSUs and RSUs, because the promotion occurred late in fiscal 2018.

Executive Compensation Participants

CMC’s executive compensation program applies to senior executives and senior managers; however, per the SEC executive compensation disclosure rules, this CD&A focuses on the compensation paid or awarded to the five NEOs included in the Fiscal Year 2018 Summary Compensation Table on page 50.

For fiscal year 2018, the NEOs were:

•	Barbara R. Smith, Chairman, President and CEO(1)

•	Mary A. Lindsey, Senior Vice President and CFO

•	Tracy L. Porter, Executive Vice President and COO(2)

•	Paul K. Kirkpatrick, Vice President, General Counsel and Corporate Secretary

•	Paul J. Lawrence, Vice President of Finance

(1)	Effective January 11, 2018, Ms. Smith assumed the role of Chairman of the Board.
(2)	Mr. Porter was promoted to Executive Vice President and COO on April 1, 2018.

Compensation Objectives and Principles

The Committee oversees the compensation and benefit programs of our executives. The Committee is responsible for establishing an executive compensation program that supports the successful recruitment, development and retention of the executive talent and leadership required to achieve our business objectives. The Committee is made up entirely of independent directors.

The Committee believes that it is in the best interests of stockholders for us to establish and maintain a competitive executive compensation program. For fiscal year 2018, our base salary philosophy consisted of maintaining competitive base salaries which were targeted at approximately the 50th percentile of competitive market data, as discussed below. A significant portion of potential executive compensation is based upon our financial performance, which we believe aligns executive performance goals with those of our stockholders. We will pay higher compensation when financial goals are exceeded than when such goals are not met, taking into consideration individual ability to influence results and overall economic and market conditions.

The Committee has approved an executive compensation program that it believes:

•	facilitates attracting and retaining top-caliber talent;

•	aligns executive pay with performance and achievement of the Company’s operating strategy and business model;

•	aligns the interests of our executives with those of our stockholders; and

•	offers median base salaries and competitive employee benefits coupled with meaningful short- and long-term “variable” incentives dependent upon achieving financial performance goals.

Within the objectives listed above, the Committee generally believes that it is in the interests of CMC and its stockholders that the “variable” compensation performance metrics should be:

•	primarily based on pre-established performance goals;

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•	designed to compensate based on a combination of business unit and Company performance; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

In addition, the Committee believes that from time to time a portion of our executive compensation program will consist of discretionary compensation. Discretionary compensation allows the Committee (i) to evaluate and reward executive performance in areas not measured under the terms of our incentive programs, such as safety, leadership, succession planning and execution of Company initiatives, (ii) to perform a qualitative assessment of the business and competitive conditions in which we operate and (iii) to consider issues of internal pay equity and external market review. The Committee did not award any discretionary cash bonuses in fiscal 2018.

Determination of Total Compensation

Independent Compensation Advisor

The Committee engages an independent compensation consultant to assist it in an ongoing review of CMC’s executive compensation program. The review includes an analysis of market compensation practices and developments, external regulatory requirements, the competitive market for executive talent, the evolving culture and demands of the business, our compensation philosophy, including the features of our compensation program and the extent to which they support the execution of our business and talent needs.

Since July 2012, the Committee has engaged Korn Ferry on an annual basis to consult on executive compensation matters and reviews their engagement and performance annually. All work performed by the independent compensation consultant with regard to our executive compensation program is tasked and overseen directly by the Committee. At the direction of the Committee, our management provides information and analyses to the Committee. As discussed further below, CMC participates in and purchases various compensation surveys and studies that management and the Committee use to analyze executive compensation. The Committee believes that utilizing information from multiple compensation surveys supports an objective and well-rounded view of executive compensation practices.

Korn Ferry does not provide any other material services to CMC. The Committee has assessed the independence of Korn Ferry pursuant to the NYSE rules, and the Committee concluded that Korn Ferry’s work for the Committee did not raise any conflicts of interest.

Role of Management and CEO in Compensation Decisions

We believe in aligning executive and stockholder interests through an executive compensation program designed with input from management in an ongoing dialogue with the Committee and, as appropriate, the Committee’s independent compensation advisor regarding internal, external, cultural, business and motivational challenges and opportunities facing us and our executives. To that end, the executive team analyzes, with assistance from the Committee’s compensation advisor, trends and recommends improvements to the compensation programs. Specifically, during fiscal 2018, Ms. Smith reviewed with the Committee her recommendations (without any recommendation as to her own compensation) regarding base salary adjustments, annual bonus and long-term incentive awards for the NEOs. In addition, during fiscal year 2018, CMC’s Vice President Human Resources, CMC’s General Counsel and Corporate Secretary and CMC’s Director of Total Rewards also periodically attended Committee meetings at the invitation of the Committee. While the Committee receives management’s input with respect to executive compensation, all decisions regarding compensation for the NEOs are made by the Committee. The Committee also meets regularly in executive session (without the attendance of any member of management).

Competitiveness of Our Compensation Program

Our executive compensation program is designed so that base pay and total short- and long-term compensation is competitive with market practices. Market practices, or benchmarks, are based on peer group data and compensation survey data.

Annually, with the assistance of Korn Ferry, the Committee reviews the compensation peer group for continued appropriateness, considering the comparability of the peer companies in terms of industry focus, size, scope and

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COMPENSATION DISCUSSION AND ANALYSIS

complexity of operations. The Committee believes that the compensation peer group strongly reflects CMC’s core business segments, operating model and market for talent.

For fiscal year 2018, the compensation peer group consisted of the companies noted below. The fiscal year 2018 peer group consisted of the same peer group as was used for fiscal year 2017 compensation decisions, except that WestRock Company was removed after a sizable increase in its market capitalization following an acquisition.

•	AK Steel Holding Corporation

•	Alcoa Corporation (formerly Alcoa Inc.)

•	Allegheny Technologies Incorporated

•	Ball Corporation

•	Cliffs Natural Resources Inc.
•	Crown Holdings Inc.

•	Harsco Corporation

•	Martin Marietta Materials, Inc.

•	Nucor Corporation

•	Reliance Steel & Aluminum Co.
•	Schnitzer Steel Industries, Inc.

•	Silgan Holdings Inc.

•	Steel Dynamics, Inc.

•	The Timken Company

•	United States Steel Corporation

•	Worthington Industries, Inc.

As noted above, the Committee also uses compensation survey data in its evaluation of executive pay for the NEOs. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the Committee in evaluating fiscal year 2018 compensation levels, the Committee reviewed information from the following surveys: 2017 Equilar Top 25; 2017 US Mercer Executive and 2017 Willis Towers Watson CDB Executive Reports. For purposes of this CD&A, the compensation peer group data and compensation survey data are collectively referred to as “Peer Data.”

Compensation Mix: Components and Objectives of Short- and Long-Term Compensation

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, short-term incentives, long-term incentives and employee benefits. Our compensation philosophy places a significant portion of the potential compensation for each NEO “at risk” such that compensation will vary based on performance of CMC. “Variable” compensation is a component of compensation for most of our employees, but a higher proportion of our NEOs’ compensation is at risk than that of our general employee population. The following table describes the material elements of compensation and the objectives of each material element:

PROGRAM	DESCRIPTION	OBJECTIVES	2018 DECISIONS
ANNUAL COMPENSATION:
Base Salary	• Annual cash compensation.	• Retention. • Recognition of sustained individual performance. • Attract qualified employees.

•  For fiscal year 2018, Ms. Smith’s base salary level was increased 18.8% in connection with her appointment to CEO, based on Peer Data for other CEOs and internal pay equity.

•  All other NEOs received market-competitive promotional increases, salary adjustments, and/or merit increases to base salary, ranging from 2.2% to 16.7%, based on Peer Data and internal pay equity.

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COMPENSATION DISCUSSION AND ANALYSIS

PROGRAM	DESCRIPTION	OBJECTIVES	2018 DECISIONS
Annual Cash Incentive Bonus

•  Bonus plan based on achieving pre-established performance goals set by the Committee.

•  Bonus payouts for achieving pre-established performance goals may be reduced (but not increased) at the discretion of the Committee.

• Focus executives on achieving pre-established performance goals, such as return on invested capital or net assets, net income, and EBITDA.

•  For fiscal 2018, the Net Earnings financial goals were increased 6%, 11% and 33% at the business plan, target and maximum levels, respectively, and the ROIC financial goals were increased 14%, 22% and 43% at the business plan, target and maximum levels, respectively.

•  Based on CMC’s exceptional fiscal 2018 corporate financial performance, the Committee certified payouts under the Annual Cash Incentive Bonus, on average, of 199% of target for the NEOs.

Additional Cash Bonuses	• Cash bonuses awarded at the discretion of the Committee. • The Committee may consider any circumstances it deems appropriate in paying out additional bonuses.

•  Provide the Committee with flexibility to reward individual performance not reflected in pre-established performance goals under the Annual Cash Incentive Bonus program, including to reward expanded responsibilities or contributions to special Company initiatives.

•  Focus employees on performance.

•  Reviewed annually for individual contributions in context of Company performance, internal pay equity and external market review.

• No additional cash bonuses were awarded in fiscal year 2018.
LONG-TERM COMPENSATION:
Long-Term Incentive Program	• A long-term incentive program using a combination of time-vested and performance-based awards.	• Focus on long-term Company performance and long-term success. • Retention. • Align employee and stockholder interests via performance goals and stock ownership.

•  PSUs represent 50% of the long-term grant value, with 75% of vesting based on three-year EBITDA and ROIC targets and 25% vesting based on relative total shareholder return. The remaining long-term grant value was delivered as time-based RSUs.

•  The long-term incentive awards for the three-year performance period ended in 2018 vested at 150% of the EBITDA target and 154% of the TSR target for all NEOs.

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PROGRAM	DESCRIPTION	OBJECTIVES	2018 DECISIONS

•  Supplemental long-term incentive awards to Messes. Smith and Lindsey for the 32 month performance period ended in 2018 vested at 160% of the EBITDA target and 79% of the TSR target. These awards were issued in an amount equal to the difference between their existing long-term incentive target and the new target associated with their respective promotions and for retention purposes.

Base Salary

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. For fiscal year 2018, our base pay target continued to be the 50th percentile of Peer Data, which supports our ability to attract and retain key executive talent. While the Committee generally targets base salary at the 50th percentile of the Peer Data, actual base salary may be above or below the 50th percentile based on the Committee’s review of the underlying scope of an NEO’s responsibilities, individual performance and experience, tenure in the executive’s current position or with CMC, internal pay equity and retention concerns. The Committee strives to maintain base salaries at levels that will attract top talent, while linking a significant portion of an executive’s total compensation opportunity to our success.

For fiscal year 2018, the annual base salaries for CMC’s NEOs were increased as follows:

•	Ms. Smith’s base salary increased by 18.8% from $800,000 to $950,000 in connection with her appointment to CEO based on Peer Data for other CEOs and internal pay equity;

•	Ms. Lindsey’s base salary increased by 12.4% from $525,000 to $590,000 in connection with her promotion based on Peer Data and internal pay equity;

•	Mr. Porter’s base salary increased by 16.7% from $600,000 to $700,000 in connection with his promotion based on Peer Data and internal pay equity;

•	Mr. Kirkpatrick’s base salary increased by 2.2% from $460,000 to $470,000 based on Peer Data; and

•	Mr. Lawrence’s base salary was increased by 8.4% from $355,000 to $385,000 in June 2018 in connection with increased responsibility based on internal pay equity.

Annual Cash Incentive Bonus

The purpose of the Commercial Metals Company 2013 Cash Incentive Plan (the “2013 Cash Plan”) is to advance the interests of CMC and our stockholders by:

•

providing those employees designated by the Committee, which may include NEOs, other senior executives, senior managers and other employees, incentive compensation tied to pre-established and objective performance goals;

•	identifying and rewarding superior performance;

•	providing competitive compensation to attract, motivate and retain outstanding employees who achieve superior performance for us; and

•	fostering accountability and teamwork throughout CMC.

In accordance with the terms of the 2013 Cash Plan, the Committee establishes appropriate performance periods, designates those executives eligible to participate, sets the level of potential awards and determines the financial targets or other performance measures which, if attained, result in payment of awards (the “performance goals”). Management may periodically make recommendations as to these matters, but the Committee makes all decisions with respect to the implementation of the 2013 Cash Plan. In establishing performance goals, the

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COMPENSATION DISCUSSION AND ANALYSIS

Committee reviews industry and market conditions, the alignment of the goals with our strategy, projected general economic conditions, and both our past and forecasted performance levels.

In determining the fiscal 2018 bonus opportunities under CMC’s Annual Cash Incentive Bonus (as defined below), the Committee reduced the bonus opportunity pool for achieving fiscal year 2018 business plan financials in recognition that the financial goals continued to be below CMC’s historical performance due to industry and market conditions, projected general economic conditions and CMC’s forecasted performance levels. This reduction was achieved by reducing the bonus opportunity pool by 20% when overall Company financial targets for fiscal 2018 were met. The Committee further determined that the bonus pool would be returned to 100% of target when a stretch financial goal was met.

The performance period for the annual bonus (the “Annual Cash Incentive Bonus”) is our fiscal year. The fiscal year 2018 Annual Cash Incentive Bonus was designed to focus our executives on short-term return as described below. We believe that these performance goals help focus the executives on effectively utilizing our assets, maximizing operational efficiencies and seeking profitable growth opportunities. In addition, under the fiscal year 2018 Annual Cash Incentive Bonus program, no bonus would be paid for the NEOs in the event CMC failed to achieve or exceed a 1% ROIC performance goal.

The table below sets forth each NEO’s fiscal year 2018 threshold, target and maximum bonus opportunities, expressed as a percentage of Incentive Base Pay.

2018 Annual Cash Incentive Bonus Opportunity

Expressed as a Percentage of Incentive Base Pay for Fiscal Year 2018(1)

Name	Incentive Base Pay	Threshold	Business Plan	Stretch Target	Maximum
Barbara R. Smith	$950,000	62.5%	100%	125%	250%
Mary A. Lindsey	$590,000	42.5%	68%	85%	170%
Tracy L. Porter(2)	$670,960	47.1%	75.4%	94.2%	188.4%
Paul K. Kirkpatrick	$470,000	32.5%	52%	65%	130%
Paul J. Lawrence(3)	$360,670	23%	36.8%	46%	92%
(1)	As noted above, the bonus opportunity pool was reduced by 20% when CMC’s business plan financial performance was met. The target was aligned with a stretch financial goal.
(2)

The bonus target for Mr. Porter was increased from 90% to 100% in connection with his mid-year promotion. The bonus opportunity reported for Mr. Porter reflects his pro-rated bonus opportunity for the year, calculated based on his compensation levels prior to and following his promotion.

(3)

The bonus target for Mr. Lawrence was increased from 45% to 50% in connection with his mid-year compensation adjustment. The bonus opportunity reported for Mr. Lawrence reflects his pro-rated bonus opportunity for the year, calculated based on his compensation levels prior to and following his adjustment.

During fiscal 2018, the Committee established financial performance goals that were challenging and reflected CMC’s fiscal 2018 operating plan, economic and market conditions, and forecasts at the time the performance goals were set in October 2017. The Compensation Committee increased the fiscal 2018 Net Earnings financial goals by 6%, 11% and 33% at the business plan, target and maximum levels, respectively, and the fiscal 2018 ROIC financial goals by 14%, 22% and 43% at the business plan, target and maximum levels, respectively.

In approving the performance goals, the Committee decided to exclude the impact of fluctuations in CMC’s effective tax rate and, instead, the performance targets as well as the measurement of performance against those targets was based on the statutory tax rate applicable to CMC. In addition, Net Earnings (as defined below) and ROIC goals were adjusted to exclude (1) a $13.1 million non-cash impairment charge in connection with a sale of a business, (2) $26.8 million of expenses related to the Acquisition and (3) $5.8 million in interest expense related to debt issued to finance the Acquisition. These amounts were excluded from the calculation because they were one-time events related to the achievement of strategic operating goals of the Company that arose after the financial performance goals were set.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth the fiscal year 2018 financial performance goals applicable to each NEO. Payouts for performance in between performance levels are determined using straight line interpolation.

2018 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Business Plan(3)	Target(3)	Maximum	Actual Performance
Net Earnings(1)	50%	$36 million	$72 million	$90 million	$129 million	$138 million
ROIC(2)	50%	2.6%	4.2%	5.0%	6.7%	7.1%

Financial Performance Payout Factor						200%
(1)

Net Earnings means earnings from continuing operations before income taxes as determined under U.S. GAAP, less income taxes calculated using CMC’s statutory tax rate of 35% and adjusted to exclude (1) a $13.1 million non-cash impairment charge in connection with a sale of a business, (2) $26.8 million of expenses related to the Acquisition and (3) $5.8 million in interest expense related to debt issued to finance the Acquisition. These amounts were excluded from the calculation because they were one-time events related to the achievement of strategic operating goals of the Company that arose after the financial performance goals were set.

(2)

ROIC means Net Earnings before interest expense divided by the sum of commercial paper, notes payable, current maturities of long-term debt, debt and stockholders equity as of the beginning of CMC’s fiscal year.

(3)	As noted above, the bonus opportunity pool was reduced by 20% when CMC’s business plan financial performance was met. The target was aligned with a stretch financial goal.

Based on CMC’s financial performance, each as described above, the NEOs received a payout of, on average, 199% of their respective target award opportunities; accordingly, Mses. Smith and Lindsey and Messrs. Porter, Kirkpatrick, and Lawrence and received Annual Cash Incentive Bonuses of approximately $2,375,000, $1,000,000, $1,266,416, $600,000 and $331,880, respectively. Payouts over 100% were driven by strong results in CMC’s financial performance objectives. The Annual Cash Incentive Bonus received by each of the NEOs is included in the “Non-Equity Performance Incentive Plan Compensation” column in the Fiscal Year 2018 Summary Compensation Table.

Long-Term Incentive Program

Through our long-term incentive program, we provide senior executives, including participating NEOs, the opportunity for equity awards contingent on the attainment of multi-year performance goals. Acting in concert, the Annual Cash Incentive Bonus, the Additional Cash Bonus and the long-term incentive programs provide balanced cash incentives and equity incentives that we believe reward executive focus on delivering both financial results and long-term growth. The target long-term incentive awards are designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, total compensation at approximately the 50th percentile of Peer Data and, when achieving maximum performance, to reach total compensation at the upper quartile of Peer Data.

Fiscal Year 2018 – Fiscal Year 2020 Long-Term Incentive Program

In fiscal year 2018, the Committee approved the 2018 – 2020 long-term incentive program with the long-term incentive awards to be delivered one-half in the form of time-vested RSUs and one-half in the form of PSUs. In connection with the promotions of Mses. Smith and Lindsey, the Committee approved a supplemental grant equal to the difference between their existing long-term incentive target and the new target associated with their respective promotions, delivered in the same form as the 2018 – 2020 long-term incentive grants. In connection with Mr. Porter’s mid-year promotion, the Committee approved a supplemental grant of RSUs. These supplemental promotion-based grants to Mses. Smith and Lindsey and Mr. Porter are referred to herein as the “Supplemental Promotion Grants.”

The fiscal year 2018 RSU awards vest ratably over a three-year period and will be settled in shares of CMC common stock. The fiscal year 2018 PSU awards vest at the end of a three-year performance period, which runs from September 1, 2017 to August 31, 2020, and will be settled in shares of Company common stock.

The Committee, with input from management and Korn Ferry, selected Net Earnings before interest (including accounts receivable securitization program expenses), taxes, depreciation, amortization and the impairment of

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depreciable and other intangible assets such as goodwill (“EBITDA”), return on invested capital (“ROIC”) and relative total stockholder return (“TSR”) as the performance measures for the vesting of the PSUs. The Committee, with input from management and Korn Ferry, selected EBITDA and ROIC as absolute performance measures intended to reflect CMC’s profitable growth and selected TSR as a relative measure of CMC’s performance against the TSR peer group. The Committee believes that such metrics are aligned with CMC’s long-term business plan and long-term stockholders’ interests.

The PSU awards are measured over the performance period with 75% of the award vesting based on the achievement of EBITDA over the three-year performance period and positive ROIC during the same period. In each year of the performance period, an EBITDA goal is set by the Committee based on the business plan as approved by our Board and performance is measured on a cumulative basis as compared to the target levels set by the Committee for each of the three years in the performance period. If a positive ROIC is not attained over the three-year performance period, then under the terms of the award agreements, none of the PSU awards subject to the EBITDA metric will vest, regardless of the EBITDA performance achieved. The payout formula is intended to encourage strong, focused performance with each performance level representing what the Committee deemed to be stretch, but attainable performance goals given the economic and market conditions at the time the goals were set. The EBITDA target for fiscal year 2018 was $271.8 million, and CMC achieved $379.4 million of EBITDA in fiscal 2018. The following table sets forth the vesting percentage and payout levels for the portion of the PSU awards that vest based on fiscal year 2018 – 2020 EBITDA performance.

2018 – 2020 EBITDA Performance vs. Target

	EBITDA Metric
	Threshold (70%)	Target (100%)	Maximum (130%)
Percent of PSUs to Vest:	50%	100%	200%

The remaining 25% of the PSU awards vest based on CMC’s relative TSR performance compared to a custom peer group of companies. For purposes of measuring TSR performance, the companies listed below represent the TSR peer group. This is the same peer group that was used for the PSU grant that occurred in fiscal 2017 with the addition of four companies: Alcoa Corp, Carpenter Technology Corp., Cliffs Natural Resources, and TimkenSteel Corp. For PSU grants occurring in fiscal years 2016, 2017, and 2018, General Cable Corp/DE was removed from the TSR peer group due to its sale in 2018. Together, these refinements help maintain the peer group’s robustness, business relevance, and risk profile that are appropriate for relative TSR measurement purposes.

• AK Steel Holding Corp.	• Harsco Corp.	• Steel Dynamics, Inc.

• Alcoa Corp.	• Jacobs Engineering Group, Inc.	• Textron, Inc.

• Allegheny Technologies, Inc.	• Martin Marietta Materials	• TimkenSteel Corp

• Carpenter Technology Corp.	• McDermott International, Inc.	• Tutor Perini Corp.

• Cliffs Natural Resources	• Nucor Corp.	• United States Steel Corp.

• Dycom Industries, Inc.	• Owens-Illinois, Inc.	• USG Corp.

• Eagle Materials, Inc.	• Schnitzer Steel INDS-CL A	• Vulcan Materials Co.

• Fluor Corp.	• Owens-Illinois, Inc.	• Weyerhaeuser Co.

• Granite Construction, Inc.	• Schnitzer Steel INDS-CL A

Similar to the compensation peer group, with the assistance of Korn Ferry, the Committee reviews the TSR peer group on an annual basis for continued appropriateness, considering the comparability of the peer companies in terms of business characteristics, strategic imperatives, operating challenges, risk profile, and stock volatility. A good custom relative TSR peer group should consist of companies that are similarly impacted by broader market and industry conditions and how these factors affect long-term stock price performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The companies included in the 2018-2020 TSR peer group were chosen by the Committee based on recommendations from Korn Ferry, with management input, because each of the peer group companies was viewed as sharing similar business characteristics, challenges and strategic direction with CMC, and the stock price of the peer group companies over time generally responds to the market in a manner similar to CMC’s common stock. Our TSR peer group is broader than our compensation peer group listed on page 39 as it is focused more on our comparators for investor capital, and is less bound by the revenue size, which is a driver of pay levels in the compensation peer group. The two peer groups also serve different purposes in our executive pay program. The TSR peer group governs the vesting of our PSU program, while the compensation peer group is used for a market review of competitive compensation levels for our NEOs.

The following table sets forth the vesting percentage and payout levels for the portion of the PSU award that vests based on relative TSR performance.

	TSR Metric
	Threshold >/=P30	Target >/=P50	Maximum >/=P70
Percent of Units to Vest:	50%	100%	200%

The following tables sets forth the long-term incentive award opportunities, expressed as a percentage of base salary, under the fiscal year 2018 – 2020 long-term incentive program, including the Supplemental Promotion Grants. The target award opportunities were determined based on Peer Data and CMC’s historical compensation practices. The target opportunities for Ms. Smith and Mr. Porter were increased in connection with their respective promotions based on Peer Data and CMC’s historical compensation practices, while Mr. Kirkpatrick’s and Ms. Lindsey’s target opportunities were increased based on Peer Data.

Fiscal Year 2018 through 2020 Long-Term Incentive Opportunity

Expressed as a Percentage of Base Salary for FY2018

Name	Target

Barbara R. Smith	425%

Mary Lindsey	200%

Tracy L. Porter	225%

Paul K. Kirkpatrick	175%

Paul J. Lawrence	80%

Supplemental Promotion Grants Long-Term Incentive Opportunity

Expressed as a Percentage of Base Salary for FY2018

Name	Target

Barbara R. Smith(1)	130%

Mary Lindsey(2)	59%

Tracy L. Porter(3)	43%

(1)	Ms. Smith received this award in September 2017 in conjunction with her promotion to President and Chief Executive Officer.
(2)	Ms. Lindsey received this award in September 2017 in conjunction with her promotion to SVP and Chief Financial Officer.
(3)	Mr. Porter received this award in April 2018 in conjunction with his promotion to Executive Vice President and Chief Operating Officer.

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COMPENSATION DISCUSSION AND ANALYSIS

The following tables sets forth the aggregate long-term incentive target award, expressed as a percentage of base salary, to be delivered in the form of RSUs and PSUs.

Fiscal Year 2018 through 2020 Long-Term Incentive Awards

Expressed as a Percentage of Base Salary at Beginning of Performance Period

		PSUs
Name	RSUs	Threshold	Target	Maximum

Barbara R. Smith	212.5%	106.3%	212.5%	425.0%

Mary Lindsey	100.0%	50.0%	100.0%	200.0%

Tracy L. Porter	112.5%	56.3%	112.5%	225.0%

Paul K. Kirkpatrick	87.5%	43.8%	87.5%	175.0%

Paul J. Lawrence	40.0%	20.0%	40.0%	80.0%

Supplemental Promotion Grants Long-Term Incentive Opportunity

Expressed as a Percentage of Base Salary at Beginning of Performance Period

		PSUs
Name	RSUs	Threshold	Target	Maximum

Barbara R. Smith	65.0%	32.6%	65.0%	130.0%

Mary Lindsey	30.0%	14.8%	30.0%	59.0%

Tracy L. Porter	43.0%	0.0%	0.0%	0.0%

Fiscal Year 2016 – 2018 Long-Term Incentive Programs

For the PSUs granted on October 26, 2015 to all of the then-serving NEOs, the awards were settled based on CMC’s achievement of EBITDA, ROIC and TSR performance during the three-year performance period ended August 31, 2018 as follows:

	Performance Metric
	Cumulative EBITDA	ROIC	TSR Ranking

Target	$881.0 million	Positive	50th Percentile

Actual	$1.011 billion	4.3%	60.8th Percentile

EBITDA Funding: 150% TSR Funding: 154%

For the PSUs granted on January 18, 2016 to Messes. Smith and Lindsey, the awards were settled based on CMC’s achievement of EBITDA, ROIC and TSR performance during the 32 month performance period ended August 31, 2018 as follows. These awards were issued in an amount equal to the difference between their existing long-term incentive target and the new target associated with their respective promotions and for retention purposes.

	Performance Metric
	Cumulative EBITDA	ROIC	TSR Ranking

Target	$752.1 million	Positive	50th Percentile

Actual	$888.5 million	4.3%	41.7th Percentile

EBITDA Funding: 160% TSR Funding: 79%

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COMPENSATION DISCUSSION AND ANALYSIS

Other Elements of Compensation

As described below, we also provide retirement benefits and health and other welfare benefits to our NEOs.

Retirement and Non-qualified Deferred Compensation Programs

Retirement Plan:    The primary tax qualified long-term compensation retirement plan we have for our employees in the United States is the Commercial Metals Companies Retirement Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution plan and all Company contributions to the plan are discretionary. The amounts contributed to the 401(k) Plan on behalf of each of the NEOs are listed in the Summary Compensation Table on page 50.

Benefit Restoration Plan:    As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, CMC provides the Benefit Restoration Plan (“BRP”), a non-qualified plan for certain executives, including each of the NEOs, designated by the Committee, who are subject to federally mandated benefit limits in the 401(k) Plan. Following each calendar year-end, we credit to the participant’s account under the BRP a dollar amount equal to the amount of Company contributions that the participant would have received under the 401(k) Plan but for the limits imposed by law on Company contributions to that plan. A BRP participant may also elect to defer up to fifty percent (50%) of his or her base salary and Annual Cash Incentive Bonus into his or her BRP account. The Committee believes that the BRP is an important element of our long-term compensation program because it helps attract and retain talent in a competitive market. The amounts contributed to the BRP on behalf of each of the participating NEOs are listed in the Summary Compensation Table on page 50.

Perquisites

We provide car allowances to Mses. Smith and Lindsey and Messrs. Porter and Kirkpatrick. In addition, during fiscal year 2018, CMC made annual physicals available to CMC’s senior leadership, including all of the NEOs. Please see footnote 4 in the Fiscal Year 2018 Summary Compensation Table beginning on page 50 for more detailed information. We do not own or provide to the NEOs corporate aircraft, security services, an executive dining room or similar perquisites.

Health and Other Welfare Benefits

Our NEOs, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, short and long-term disability, and other employee benefits generally made available to employees. In addition, CMC offers a supplemental long-term disability program for executives, including the NEOs, which is intended to replicate the coverage available to non-executive employees.

Termination, Severance and Change in Control Benefits

As of August 31, 2018, the employment agreements with each of our NEOs (other than Ms. Lindsey and Messrs. Kirkpatrick and Lawrence, who do not have an employment agreement) provide severance benefits upon a qualifying termination of employment. In addition, we have entered into EECAs with each of the NEOs, which provide for enhanced severance benefits in the event of a qualifying termination of employment within two years following a Change in Control (as defined in such agreements). The termination provisions included in the employment agreements and EECAs are further described below in the “Potential Payments and Benefits Upon Termination or Change in Control” section. The Committee believes the payments provided for under the employment agreements and EECAs upon a qualifying termination of employment to be reasonable in light of the non-competition obligations imposed upon the NEOs post-termination and in order to ensure that we have the continued attention and dedication of the executives during circumstances that could result in a Change in Control.

Under the Company’s equity incentive plans, the Compensation Committee has committed that, going forward, it will not authorize the acceleration of any equity award upon retirement. In addition, the Compensation Committee approved changes to the Company’s award agreements providing for the termination upon retirement of any unvested awards that were issued within one year of the date of retirement.

Finally, the 2013 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), as in effect prior to January 1, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits our federal tax deduction for compensation paid in any fiscal year to our CEO and our other ”covered employees,” as defined in Section 162(m), to $1,000,000. In the past, an exception to this deduction limit was available for “performance-based” compensation that had been approved by our stockholders and otherwise satisfied certain requirements under Section 162(m) and applicable regulations. As a result of new tax legislation that went into effect on December 22, 2017, this exception for performance-based compensation is not available for taxable years beginning after December 31, 2017, unless such compensation qualifies for transition relief for written binding contracts that were in effect on November 2, 2017. This legislation also expanded the definition of “covered employees” to include the chief financial officer and certain former named executive officers.

The Committee has believed that it was generally beneficial to CMC to design compensation arrangements that were intended to satisfy the requirements for deductibility under Section 162(m), and CMC has taken appropriate actions, to the extent feasible, that were designed and intended to preserve the deductibility of annual incentive and long-term performance awards previously granted to its executive officers who are covered by Section 162(m). However, the Committee also believes there may be circumstances in which CMC’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

As a result of the new tax legislation, compensation paid in excess of $1,000,000 to individuals who are covered employees is not expected to be deductible under Section 162(m) of the Code unless such compensation qualifies for transition relief. Therefore, certain compensation paid under our existing equity plans and certain of our long-term equity awards originally designed with the intent that such amounts qualify as “performance-based” compensation may not be deductible in the future. Although the Committee will continue to analyze the effect that Section 162(m) and the potential lack of deduction for amounts paid in excess of the deduction limit may have on CMC, the Committee continues to retain flexibility to make compensation decisions that are based on factors other than Section 162(m) and related consequences when necessary or appropriate (as determined by the Committee in its sole discretion) to enable CMC to continue to attract, retain, reward and motivate its highly-qualified executives. This flexibility may include amending or modifying the design elements of our historical compensation programs to the extent those design elements were principally adopted in an effort to comply with Section 162(m).

Compensation Risk Assessment – NEOs

CMC’s compensation policies are structured to discourage inappropriate risk-taking by our executives. The “Compensation Risk Assessment” section on page 63 describes the Committee’s assessment, which includes, among other things, Korn Ferry’s annual risk assessment, and the Committee’s belief that our compensation programs do not encourage excessive risk-taking and thus do not create risks that are reasonably likely to have a material adverse effect on CMC.

Stock Ownership Policy and Policy Regarding Hedging and Pledging of Company Stock

Our Board has implemented stock ownership guidelines for directors, executive officers and certain other senior level employees. Our Board believes that minimum ownership guidelines serve to further align the interests of those covered by the guidelines with our stockholders. Individuals who are hired or promoted into positions covered by the guidelines, or who are elected to serve on our Board, have five years following their hire or promotion date to attain the minimum ownership level applicable to their positions, except that individuals in a covered position as of October 28, 2014 have five years from October 28, 2014 to attain the applicable minimum ownership level. The guidelines require ownership of Company common stock with a value of the greater of the current fair market value or the closing price per share on the date on which the shares were acquired, of not less than the following amounts, as determined on October 31st of each year:

•	Non-employee directors – five times the annual cash retainer paid to all non-employee directors for service on our Board (not including any cash retainer paid for service on any Board committees);

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COMPENSATION DISCUSSION AND ANALYSIS

•	President and CEO – five times base salary;

•	COO – four times base salary;

•	Executive Vice Presidents, Senior Vice Presidents, each Company business segment President, the CFO, the VP of Finance and the General Counsel – three times base salary; and

•	Other executives as may be designated by the Committee – one times base salary.

Unvested time-vested restricted stock, unvested time-vested RSUs and vested stock options are included when determining the amount of stock ownership, with each share of unvested time-vested restricted stock and each share subject to unvested time-vested RSUs and vested options counting as one share of Company common stock for each share of Company common stock subject to such RSUs and options. Stock appreciation rights, whether or not vested, unearned PSUs and unvested stock options do not count for purposes of determining compliance with the stock ownership guidelines. In addition, unvested restricted stock and RSUs that are subject to conditions other than time vesting do not count for the purpose of determining stock ownership levels. All persons subject to the guidelines must retain the shares of Company common stock they acquire upon the exercise of any stock options (after payment of the exercise price and taxes) and 50% of the shares of Company common stock issued upon the vesting of any of their restricted stock or RSUs (after payment of taxes) until achievement of the retention levels.

As of November 19, 2018, all directors and NEOs have met or, within the applicable period, are expected to meet the stock ownership guidelines.

CMC’s insider trading and anti-hedging policy prohibits all employees from buying or selling Company securities while aware of material nonpublic information, and prohibits the disclosure of material nonpublic information to others who then trade in our securities. The policy is available on our website, www.cmc.com, in the Corporate Governance section. As part of this policy, certain other Company securities related transactions by directors, officers and employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless considered inappropriate for any director, officer or other employee of ours to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls, forwards, futures or other derivative securities. The policy prohibits certain other transactions including hedging or monetization transactions, such as zero-cost collars, forward sale contracts and arrangements pledging Company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan).

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EXECUTIVE COMPENSATION

The following tables, footnotes and narratives, found on pages 50 through 62, provide information regarding the compensation, benefits and equity holdings in CMC for the NEOs.

Fiscal Year 2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Performance Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Barbara R. Smith Chairman, President and CEO	2018	$950,000	$0	$5,337,922	$2,375,000	$114,574	$8,777,496
	2017	$782,500	$0	$2,952,538	$906,614	$157,958	$4,799,610
	2016	$614,231	$90,300	$1,845,229	$714,700	$114,979	$3,379,439
Mary A. Lindsey Vice President and CFO	2018	$590,000	$0	$1,546,802	$1,000,000	$76,387	$3,213,189
	2017	$503,135	$21,800	$932,320	$403,200	$84,541	$1,944,996
	2016	$392,788	$0	$687,072	$336,700	$65,225	$1,481,785
Tracy L. Porter Executive Vice President and COO	2018	$663,462	$0	$1,758,022	$1,266,416	$87,246	$3,775,146
	2017	$621,346	$70,900	$1,365,656	$604,100	$114,479	$2,776,480
	2016	$581,346	$40,800	$1,000,078	$699,200	$104,187	$2,425,611
Paul K. Kirkpatrick Vice President, General Counsel and Corporate Secretary	2018	$468,461	$0	$828,878	$600,000	$59,342	$1,956,681
	2017	$470,000	$12,900	$815,950	$347,100	$70,329	$1,716,279
	2016	$410,385	$0	$615,440	$349,600	$63,869	$1,439,294
Paul J. Lawrence(5) Vice President Finance	2018	$358,461	$0	$286,203	$331,880	$35,571	$1,012,115

(1)	No additional cash bonuses were paid in fiscal year 2018.
(2)

Amounts reported in this column for fiscal year 2018 represent the grant date fair value of PSUs and RSUs awarded in fiscal year 2018 and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). The grant date fair value for PSUs is based on the probable outcome of the vesting conditions as of the grant date. The maximum value of the PSUs for Mses. Smith and Lindsey and Messrs. Porter, Kirkpatrick and Lawrence, respectively, are as follows: $5,637,552, $1,633,442, $1,548,776, $871,014, and $300,760. Assumptions used in determining these values can be found in Note 16 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 25, 2018.

(3)

Amounts reported in fiscal year 2018 for each NEO represent the 2018 Annual Cash Incentive Bonus earned by each NEO. Please see the Compensation Discussion & Analysis for further information regarding these bonuses.

(4)

For fiscal year 2018, this column includes a contribution of $14,850 to the 401(k) Plan account of each of our NEOs. This column also includes contributions to the BRP accounts of Ms. Smith of $78,910, Ms. Lindsey of $37,664, Mr. Porter of $52,758, Mr. Kirkpatrick of $27,639, and Mr. Lawrence of $13,382. This column also includes car allowances for Ms. Smith of $10,000, Ms. Lindsey of $13,152, Mr. Porter of $8,784, and Mr. Kirkpatrick of $10,000. Under the terms of the Executive Annual Physical Program, all NEOs were eligible to be reimbursed for the cost of an annual physical up to a maximum of $2,500 for NEOs who are age 49 and younger and $5,000 for NEOs who are age 50 and older. Due to health care privacy concerns, the actual reimbursements for participants under this program are not shown and instead this column includes the maximum amount eligible for reimbursement based on each NEO’s age. This column also includes the premiums paid on behalf of the executive by CMC for supplemental long-term disability coverage in the amounts of $5,779, $5,693, $5,820, $4,325, and $4,812 for Mses. Smith and Lindsey and Messrs. Porter, Kirkpatrick and Lawrence, respectively.

(5)	Mr. Lawrence was not an NEO prior to fiscal year 2018.

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EXECUTIVE COMPENSATION

Grants of Plan Based Awards

The following table and footnotes provide information regarding grants of plan based awards to NEOs in fiscal year 2018.

Grants of Plan Based Awards in Fiscal Year 2018

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards($)(4)
Name	Grant Date	Threshold ($)	Business Plan ($)(5)	Target ($)(5)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)
Barbara R. Smith	9/1/2017	$593,750	$950,000	$1,187,500	$2,375,000	16,257	32,514	65,028		$680,931
	9/1/2017								32,515	$588,196
	10/23/2017					46,709	93,417	186,834		$2,137,845
	10/23/2017								93,418	$1,930,950
Mary A. Lindsey	9/1/2017	$250,750	$401,200	$501,500	$1,003,000	4,582	9,163	18,326		$191,899
	9/1/2017								9,163	$165,759
	10/23/2017					13,651	27,302	54,604		$624,812
	10/23/2017								27,302	$564,332
Tracy L. Porter	10/23/2017	$315,989	$505,582	$631,977	$1,263,954	16,919	33,838	67,676		$774,388
	10/23/2017								33,839	$699,452
	4/1/2018								15,060	$284,182
Paul K. Kirkpatrick	10/23/2017	$152,750	$244,400	$305,500	$611,000	9,515	19,030	38,060		$435,507
	10/23/2017								19,031	$393,371
Paul J. Lawrence	10/23/2017	$82,864	$132,582	$165,728	$331,456	3,286	6,571	13,142		$150,380
	10/23/2017								6,571	$135,823

(1)

Represents the Annual Cash Incentive Bonus under the 2013 Cash Plan. The 2013 Cash Plan and the terms of these awards are described in the section entitled “Annual Cash Incentive Bonus” on pages 41 through 43. As noted in the Compensation Discussion and Analysis, the bonus opportunity at target was set to stretch financial performance levels for fiscal 2018 to reflect the lowered performance goals as compared to historical performance as a result of CMC’s operational plan and expected market conditions.

(2)

Represents PSUs granted under CMC’s 2013 Long-Term Equity Incentive Plan, with 75% of the PSUs vesting based on CMC’s achievement of financial performance goals relating to ROIC and EBITDA, and 25% of the PSUs vesting based on CMC’s relative TSR performance compared to the TSR peer group. The performance period for the PSUs granted on September 1, 2017 and October 24, 2017 commenced on September 1, 2017 and will continue through August 31, 2020. The 2018-2020 long-term incentive program is described in further detail in the section entitled “Long-Term Incentive Program” on pages 43 through 46.

(3)

Represents RSUs granted under CMC’s 2013 Long-Term Equity Incentive Plan that vest ratably over three years from the date of grant, subject to the NEO’s continued employment through the applicable vesting date.

(4)

Represents the grant date fair value of PSUs and RSUs awarded in fiscal year 2018 and calculated in accordance with FASB ASC Topic 718. The grant date fair value for the portion of the PSUs that vest based on EBITDA and ROIC performance was based on the probable outcome of the performance-based vesting conditions as of the grant date. The grant date fair value for the portion of the PSUs that vest based on TSR performance was based on the probable outcome of the market-based vesting condition and the application of a Monte Carlo simulation model. Assumptions used in determining these values can be found in Note 16 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 25, 2018.

(5)	As noted above, the bonus opportunity pool was reduced by 20% when CMC’s business plan financial performance was met. The target was aligned with a stretch financial goal.

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EXECUTIVE COMPENSATION

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

We have entered into employment agreements with Ms. Smith and Mr. Porter. The initial term of each agreement generally expires on the last day of the fiscal year following the two year anniversary of the effective date of the employment agreement, with automatic one-year renewals thereafter unless terminated by either party. The employment agreements set forth a minimum annual base salary and provide that each executive is eligible to earn a bonus under our compensation program but has no guaranteed bonus amount. Each executive is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. Please see the narrative and tables included in the “Potential Payments and Benefits Upon Termination or Change in Control” section on pages 55 through 62 for a description of the compensation that would be paid to the NEOs in the event of their termination following a Change in Control, as well as other events resulting in termination of employment.

Material terms of the grants of plan based awards are described on pages 41 through 43 where we have discussed the Annual Cash Incentive Bonus and pages 43 through 46 where we have discussed the long-term incentive awards. The fiscal year 2018 long-term incentive awards consisted of time-based RSUs and PSUs, with 75% of the PSUs vesting based on CMC’s achievement of financial performance goals related to EBITDA and ROIC and 25% of the PSUs vesting based on CMC’s relative TSR performance compared to the TSR peer group. The percentage of salary and bonus of each of the NEOs as compared to the total compensation in the Fiscal Year 2018 Summary Compensation Table is as follows: Ms. Smith (38%), Ms. Lindsey (49%), Mr. Porter (51%), Mr. Kirkpatrick (55%) and Mr. Lawrence (66%).

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information regarding PSUs and RSUs as of the end of fiscal year 2018. As of August 31, 2018, none of our NEOs held outstanding options or SARs. The market value of shares that have not vested was determined by multiplying the closing market price of our common stock on August 31, 2018 on the NYSE, $21.60, by the number of shares that have not vested.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Name
Barbara R. Smith	10,152(1)	$219,283
	10,151(2)	$219,262
	39,128(3)	$845,165	117,378(4)	$2,535,365
	13,937(5)	$301,039	41,806(6)	$903,010
	32,515(7)	$702,324	65,028(8)	$1,404,605
	93,418(9)	$2,017,829	186,834(10)	$4,035,614
Mary A. Lindsey	2,565(1)	$55,404
	5,140(2)	$111,024
	16,897(3)	$364,975	50,686(4)	$1,094,818
	9,163(7)	$197,921	18,326(8)	$395,842
	27,302(9)	$589,723	54,604(10)	$1,179,446
Tracy L. Porter	10,419(1)	$225,050
	27,441(3)	$592,726	82,318(4)	$1,778,069
	33,839(9)	$730,922	67,676(10)	$1,461,802
	15,060(11)	$325,296
Paul K. Kirkpatrick	6,412(1)	$138,499
	16,363(3)	$353,441	49,086(4)	$1,060,258
	19,031(9)	$411,070	38,060(10)	$822,096
Paul J. Lawrence	5,367(3)	$115,927	16,098(4)	$347,717
	6,571(9)	$141,934	13,142(10)	$283,867

(1)	Represents RSUs granted on October 26, 2015 that vested on October 25, 2018.
(2)	Represents RSUs granted on January 18, 2016 that vest on January 18, 2019.
(3)

Represents RSUs granted on October 24, 2016, with one-third of the award vested one year after the date of grant, one-third of the award vested two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(4)

In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on October 24, 2016, with 75% of the PSUs vesting based on CMC’s achievement of performance goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on CMC’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2017-2019 performance period.

(5)

Represents RSUs granted on January 11, 2017, with one-third of the award vested one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(6)

In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on January 11, 2017, with 75% of the PSUs vesting based on CMC’s achievement of performance

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EXECUTIVE COMPENSATION

goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on CMC’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2017-2019 performance period.
(7)

Represents RSUs granted on September 1, 2017, with one-third of the award vested one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(8)

In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on September 1, 2017, with 75% of the PSUs vesting based on CMC’s achievement of performance goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on CMC’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2018-2020 performance period.

(9)

Represents RSUs granted on October 23, 2017, with one-third of the award vested one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(10)

In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on October 23, 2017, with 75% of the PSUs vesting based on CMC’s achievement of performance goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on CMC’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2018-2020 performance period.

(11)

Represents RSUs granted on April 2, 2018, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

Option/SARs Exercises and Stock Vested

The following table provides information regarding stock vested during fiscal year 2018 for the NEOs. No SARs were exercised by NEOs in fiscal year 2018.

Option/SARs Exercises and Stock Vested in Fiscal Year 2018

	Options/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Barbara R. Smith(2)	0	$0	145,270	$2,860,683
Mary A. Lindsey(2)	0	$0	55,746	$1,154,064
Tracy L. Porter	0	$0	81,458	$1,558,077
Paul K. Kirkpatrick	0	$0	49,309	$942,156
Paul J. Lawrence				$58,441

(1)

Included in this column are the number of shares and the associated value realized with respect to the vesting of the PSUs granted on October 26, 2015 to each of the then-serving NEOs. These PSUs vested on August 31, 2018.

(2)	For Messes. Smith and Lindsey, amounts reflect the number of shares and the associated value realized for the vesting of the PSUs granted on January 18, 2016. These PSUs vested on August 31, 2018.

Nonqualified Defined Contributions and Other Deferred Compensation Plans

All of the NEOs have previously been designated by the Committee as being eligible to participate in the BRP. Participants can elect to defer W-2 earnings, including annual bonus awards, up to a maximum of 50% of such earnings. Deferrals are matched up to 4.5%, with the matching contributions vesting after two years of service. Annually, BRP participants must elect, prior to the fiscal year in which the compensation to be credited or deferred to the BRP is earned, the time at which they want distributions from the BRP. Amounts may be deferred for a minimum of one year. Distribution election options include commencement upon retirement either in a lump

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EXECUTIVE COMPENSATION

sum or installments or at a set future date either in lump sum or installments even if employment continues with us. In the event of death or disability, the participant or his or her estate will receive a lump sum payment. The payment of amounts deferred by NEOs after December 31, 2004 and that are to be paid after termination of employment, will be delayed for six months following termination of employment in order to comply with Section 409A of the Code.

Amounts deferred into the BRP by the participant as well as contributions by us are credited with market earnings or losses based on the participant’s self-directed investment election and allocation among a group of mutual funds. The mutual funds available in the BRP have investment objectives similar, but not identical to, those funds available to all employees under our tax-qualified plan. There is no above-market or preferential interest rates credited on any compensation deferred in the BRP. Participants may change fund choices on a daily basis to the extent permitted by the funds.

The following table and footnotes provide information regarding the non-qualified deferred compensation plan during fiscal year 2018 for the NEOs.

Fiscal Year 2018 Non-Qualified Deferred Compensation Table

Name	Executive’s Contribution in Last FY ($)	Registrant’s Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Barbara R. Smith	$183,452.96	$78,910.43	$34,188.90	$—	$1,219,691.90(1)
Mary Lindsey	$58,738.11	$37,664.11	$73,714.62	$—	$716,378.29(2)
Tracy L. Porter	$79,665.02	$52,757.95	$75,381.95	$—	$2,283,449.83(3)
Paul K. Kirkpatrick	$36,000.00	$27,639.05	$44,258.31	$—	$386,552.55(4)
Paul Lawrence	$12,834.99	$13,382.28	$2,241.14	$—	$48,819.55(5)

(1)	Approximately 61% of the aggregate balance at 2018 fiscal year end results from Ms. Smith’s voluntary deferrals of compensation to the BRP since participation began in 2013.
(2)	Approximately 37% of the aggregate balance at 2018 fiscal year end results from Ms. Lindsey’s voluntary deferrals of compensation to the BRP since participation began in 2012.
(3)	Approximately 40% of the aggregate balance at 2018 fiscal year end results from Mr. Porter’s voluntary deferrals of compensation to the BRP since participation began in 2006.
(4)	Approximately 45% of the aggregate balance at 2018 fiscal year end results from Mr. Kirkpatrick’s voluntary deferrals of compensation to the BRP since participation began in 2012.
(5)	Approximately 48% of the aggregate balance at 2018 fiscal year end results from Mr. Lawrence’s voluntary deferrals of compensation to the BRP since participation began in 2017.

Potential Payments and Benefits Upon Termination or Change in Control

Under our executive compensation program, severance payments and the provision of benefits can be triggered upon termination of an NEO’s employment and following a Change in Control. These payments may include payments resulting from the employment agreements and EECAs discussed below.

Employment Agreements

Below is a description of the termination provisions included in each of the employment agreements and EECAs. Ms. Smith and Mr. Porter are also bound under the terms of their employment agreements to certain non-competition provisions during the term of the employment and for 18 months thereafter and certain non-solicitation restrictions for a period of two years after termination of employment.

Smith and Porter.    If we terminate Ms. Smith’s or Mr. Porter’s employment for cause under the terms of their respective employment agreements or under the applicable law or if any such executive terminates his or her own employment without good reason, then we have no further payment obligations to him or her, except accrued and unused vacation.

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If the employment of any of these executives is terminated due to death or disability, such executive or his or her respective estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by our Board; (iii) payment of any cash incentive due under the 2013 Cash Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contributions attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

If we terminate Mr. Porter’s employment without cause, if Mr. Porter terminates for good reason, or if we do not renew his employment agreement, pursuant to his employment agreement, he shall be entitled to: (i) a lump sum payment equal to 1.5 times his then current annual base salary; (ii) a cash payment in lieu of a bonus equal to the greater of (a) 1.5 times the average annual bonus he received for the five fiscal year period ending with our last completed fiscal year prior to the termination or (b) his annual bonus target as established by our Board for our last completed fiscal year prior to the termination, the foregoing when combined with (i) not to exceed two times the executive’s then current annual base salary; and (ii) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

If we terminate Ms. Smith’s employment without cause, if she terminates for good reason, or if we do not renew her employment agreement, pursuant to the executive’s employment agreement, Ms. Smith will be entitled to: (i) an amount equal to two times the executive’s then current annual base salary; and (ii) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

Under Ms. Smith’s and Mr. Porter’s employment agreements, “cause” is defined as the executive’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to such executive’s employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to CMC; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under such executive’s employment agreement; or (iv) commission of an act in performing such executive’s duties amounting to gross negligence or willful misconduct.

Under Mr. Porter’s employment agreement, “good reason” is defined as our breach of the agreement, a significant reduction in the executive’s responsibilities or compensation, or our requiring the executive to work at a location more than 50 miles from our current location. Under Ms. Smith’s employment agreement, “good reason” is defined as our breach of the agreement or a significant reduction in the executive’s responsibilities or compensation.

EECAs.    In April 2006, our Board authorized the execution of a form EECA with certain key executives, including each of the then-serving NEOs. Ms. Smith entered into an EECA upon the commencement of her employment with CMC, and Ms. Lindsey, Mr. Porter, Mr. Kirkpatrick and Mr. Lawrence entered into an EECA on October 19, 2009, April 19, 2010, November 1, 2013, and April 21, 2016 respectively. The EECA is intended to ensure that we will have the continued attention and dedication of the executive during events that might lead to, and in the event of, a Change in Control of the Company. Should a Change in Control occur, we have agreed to continue to employ each executive for a period of two years thereafter (the “Employment Period”). The EECAs terminate two years after a Change in Control.

During the Employment Period, each executive will continue to receive: (i) an annual base salary equal to at least the executive’s base salary before the Change in Control; (ii) cash bonus opportunities equivalent to that available to the executive under our annual and long-term cash incentive plans in effect immediately preceding the Change in Control; and (iii) continued participation in all incentive plans, including equity incentive, savings, deferred compensation, retirement plans, welfare benefit plans and other employee benefits on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control.

If the executive’s employment is terminated during the Employment Period for other than cause or disability (including Constructive Termination (as defined below)), the EECA requires us to pay certain severance benefits to the executive in a lump sum within 30 days following termination. The severance benefits for Mses. Smith and

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Lindsey and Messrs. Porter and Kirkpatrick include an amount equal to unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination as well as four times the highest annual base salary in effect at any time during the twelve month period prior to the Change in Control. The severance benefits for Mr. Lawrence includes an amount equal to unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination as well as three times the highest annual base salary in effect at any time during the twelve month period prior to the Change in Control.

Under the terms of the EECA, the severance paid is determined based on a multiple of salary only and does not include a multiple of salary plus bonus. Company contributions to retirement plans and participation, including that of the executive’s eligible dependents, in Company provided welfare plan benefits will be continued for two years following termination. The executive shall become fully vested in all stock incentive awards and all stock options shall remain exercisable for the remainder of their term. The EECA contains a “double trigger” in that there must be present both a Change in Control and a termination of the executive in order to trigger severance payments under these agreements. We believe that this double trigger is a reasonable trigger for severance compensation under the EECAs and that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events.

The EECA does not provide for a “tax gross up” reimbursement payment by us to the executive for taxes, including excise taxes under Section 4999 of the Code, which the employee may owe as a result of receipt of payments under the EECA. The EECA does require us to determine if the payments to an executive under the EECA combined with any other payments or benefits to which the executive may be entitled (in aggregate the “Change in Control Payments”) would result in the imposition on the executive of the excise tax under Section 4999. We will either reduce the Change in Control Payments to the maximum amount which would not result in imposition of the Section 4999 excise tax or pay the entire Change in Control Payment to the executive if, even after the executive’s payment of the Section 4999 excise tax, the executive would receive a larger net amount.

In the event the executive is terminated more than two years following a Change in Control, no severance benefits are provided under the EECA. The EECA provides that the executive not disclose any confidential information relating to us and, for a period of one year following termination of employment, not compete with the business as conducted by the Company within 100 miles of a Company facility nor solicit or hire employees of the Company or knowingly permit (to the extent reasonably within the executive’s control) any business or entity that employs the executive or in which the executive has an ownership interest to hire Company employees. If a court rules that the executive has violated these provisions, the rights of the executive under the EECA will terminate.

Plan Awards.    In addition to the EECAs, our existing equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control, as defined by such plans. Under CMC’s long-term incentive program and except as otherwise provided for in an agreement, PSUs vest at target performance levels upon a Change in Control. Further, the 2013 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Code, and further consistent with our best interests.

The EECA, cash and equity incentive plans define a Change in Control to be the occurrence of one of the following events: (i) the acquisition of twenty-five percent (25%) or more of our outstanding voting securities; (ii) the replacement of a majority of the members of our Board by directors not approved by the incumbents; (iii) the sale of substantially all of our assets to an entity of which we own less than fifty percent (50%) of the voting securities; or (iv) the merger of the Company resulting in the pre-merger stockholders of the Company not controlling at least fifty percent (50%) of the post-merger voting securities. The EECA defines Constructive Termination as the failure to maintain the executive in the position held by him prior to the Change in Control, a material adverse change in the executive’s responsibilities, the failure to pay the amounts due to him under the EECA or requiring the executive to relocate more than 50 miles from his workplace.

In order to describe the payments and benefits that are triggered for each event, we have created the following tables for each NEO estimating the payments and benefits that would be paid under each element of our compensation program assuming that the NEO’s employment terminated or the Change in Control occurred on

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August 31, 2018, the last day of our 2018 fiscal year. In all cases the amounts were valued as of August 31, 2018, based upon, where applicable, a closing share price of $21.60.

The amounts in the following tables are calculated as of August 31, 2018 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Barbara R. Smith Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$1,900,000	$0	$0	$3,800,001	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$2,375,000	$2,375,000	$2,375,000
Long-term Incentives Restricted Stock Unvested and Accelerated(2)	$0	$0	$0	$0	$8,744,198	$8,744,198	$3,465,041	$3,465,041
Stock Options / SARs Unvested and Accelerated(2)	$0	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$1,711,497	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$73,634	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$2,085,000	$0
Accrued Vacation Pay(6)	$73,077	$73,077	$73,077	$73,077	$0	$73,077	$73,077	$73,077

Total	$73,077	$73,077	$1,973,077	$73,077	$8,744,198	$16,777,407	$7,998,118	$6,913,118

(1)

Amounts reported for base salary are calculated pursuant to Ms. Smith’s employment agreement and EECA described on pages 55 through 58. As noted in footnote 7 below, Ms. Smith is not eligible for ordinary retirement.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal years 2016, 2017 and 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in CMC’s common stock price.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2018 premiums and actual calendar year 2018 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Ms. Smith is not eligible for ordinary retirement based on her length of service with CMC.

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Mary A. Lindsey Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$0	$0	$0	$2,360,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$1,000,000	$1,000,000	$1,000,000
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$0	$1,097,988	$0	$0	$2,654,100	$2,654,100	$1,097,988	$1,097,988
Stock Options / SARS Unvested and Accelerated(2)	$0	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$746,200	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$51,907	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$1,320,000	$0
Accrued Vacation Pay(6)	$45,385	$45,385	$45,385	$45,385	$45,385	$45,385	$45,385	$45,385

Total	$45,385	$1,143,373	$45,385	$45,385	$2,699,485	$6,857,592	$3,463,373	$3,143,373

(1)

Amounts reported for base salary are calculated pursuant to Ms. Lindsey’s EECA described on pages 56 through 58. As noted previously, Ms. Lindsey is not subject to an employment agreement that provides for post-termination separation benefits.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal years 2016, 2017 and 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in CMC’s common stock price.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2018 premiums and actual calendar year 2018 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

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Tracy L. Porter Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$1,200,000	$0	$0	$2,400,001	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$1,266,416	$1,266,416	$1,266,416
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$1,408,873	$1,408,873	$1,408,873	$0	$3,168,634	$3,168,634	$1,408,873	$1,408,873
Stock Options / SARs Unvested and Accelerated(2)	$0	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$1,002,841	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$62,539	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$1,560,000	$0
Accrued Vacation Pay(6)	$46,154	$46,154	$46,154	$46,154	$0	$46,154	$46,154	$46,154

Total	$1,455,026	$1,455,026	$2,655,027	$46,154	$3,168,634	$7,946,583	$4,281,442	$3,721,442

(1)	Amounts reported for base salary and bonus are calculated pursuant to Mr. Porter’s employment agreement and EECA described on pages 55 through 58.
(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal years 2016, 2017 and 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in CMC’s common stock price.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2018 premiums and actual calendar year 2018 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

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Paul K. Kirkpatrick Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$0	$0	$0	$1,880,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$600,000	$600,000	$600,000
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$0	$0	$0	$0	$1,844,186	$1,844,186	$829,634	$829,634
Stock Options / SARs Unvested and Accelerated(2)	$0	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$532,517	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$70,528	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$940,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$5,760,000	$0
Accrued Vacation Pay(6)	$35,385	$35,385	$35,385	$35,385	$35,385	$35,385	$35,385	$35,385

Total	$35,385	$35,385	$35,385	$35,385	$1,879,571	$4,962,616	$7,225,019	$2,405,019

(1)

Amounts reported for base salary are calculated pursuant to Mr. Kirkpatrick’s EECA described on pages 56 through 58. As noted previously, Mr. Kirkpatrick is not subject to an employment agreement that provides for post-termination separation benefits. As noted in footnote 7 below, Mr. Kirkpatrick is not eligible for ordinary retirement.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal years 2016, 2017 and 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in CMC’s common stock price.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2018 premiums and actual calendar year 2018 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Mr. Kirkpatrick is not eligible for ordinary retirement based on his length of service with CMC.

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Paul Lawrence Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$0	$0	$0	$1,540,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$331,880	$331,880	$331,880
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$0	$0	$0	$0	$573,653	$573,653	$237,693	$237,693
Stock Options / SARs Unvested and Accelerated(2)	$0	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$277,625	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$41,628	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$710,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$3,315,000	$0
Accrued Vacation Pay(6)	$26,154	$26,154	$26,154	$26,154	$26,154	$26,154	$26,154	$26,154

Total	$26,154	$26,154	$26,154	$26,154	$599,807	$2,790,940	$3,910,727	$1,305,727

(1)

Amounts reported for base salary are calculated pursuant to Mr. Lawrence’s EECA described on pages 56 through 58. As noted previously, Mr. Lawrence is not subject to an employment agreement that provides for post-termination separation benefits. As noted in footnote 7 below, Mr. Lawrence is not eligible for ordinary retirement.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal years 2017 and 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in CMC’s common stock price.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2018 premiums and actual calendar year 2018 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Mr. Lawrence is not eligible for ordinary retirement based on his length of service with CMC.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, and in accordance with applicable SEC interpretive guidance, we are providing the following information about the ratio of the annual total compensation of our Chief Executive Officer, Ms. Smith, to the annual total compensation of our median employee as of August 31, 2018. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

Our principal executive officer is Ms. Smith, Chairman of the Board, President and Chief Executive Officer. Ms. Smith had annual total compensation of $8,777,496 in fiscal year 2018, as reflected in the Summary Compensation Table. Our median employee’s (excluding the CEO) annual total compensation in fiscal year 2018 was $49,151.85. Therefore, we estimate that Ms. Smith’s annual total compensation for 2018 was 179 times that of our median employee.

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EXECUTIVE COMPENSATION

We have calculated the preceding information using total taxable income, or equivalent, applied on a consistent basis to all employees as of August 31, 2018, the last day of our 2018 fiscal year. In determining the employee population to be used to calculate the compensation of the median employee, the Company has included 7,252 of its employees in the United States and 2,003 of its employees in Poland while excluding 12 employees in China, who represent less than 5% of our total employees, as permitted under the applicable SEC de minimis exemption. As a result, the employee population that we used for determining the compensation of our median employee, including all full-time and part-time employees of the Company and its consolidated subsidiaries, amounted to 9,255. The compensation of permanent employees who did not work for the entire year has not been annualized. Earnings of our employees in Poland were converted from PLN to U.S. dollars using the average exchange rate for the 90 day period ending August 31, 2018 which is 3.6896 PLN to $1.00 which is consistent with conversions for other purposes. The Company determined its median employee utilizing total taxable income, or equivalent, consistently applied to all included employees for the Company’s last completed fiscal year 2018. We then utilized the same rules which we apply to the calculation of total compensation of the Company’s NEOs, as reflected in the Summary Compensation Table, to determine the annual total compensation of our median employee.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC guidance, based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Risk Assessment – Company-wide Compensation Policies and Programs

The Compensation Committee has established and plans to continue to refine Company-wide compensation policies and programs that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Compensation Committee undertook, during our most recently ended fiscal year, an assessment of our compensation arrangements, including those for our NEOs. In conducting this assessment, the Compensation Committee asked Korn Ferry, its independent compensation consultant to perform, among other things, a review of our (i) compensation philosophy, (ii) peer group companies, (iii) compensation mix, (iv) cash and equity-based incentive plans, and (v) administrative procedures. The Compensation Committee also asked Korn Ferry to examine our cash and equity-based compensation plans in comparison to market practices.

The considerations and findings of the assessment by the Compensation Committee included:

•	The Compensation Committee believes that the distribution of compensation among our core compensation elements focuses our employees on both the nearer-term and long-term performance of the Company.

•	Our cash incentive compensation programs include both financial and operational measures intended to be aligned with the Company’s short-, medium- and long-term business goals.

•	Our equity-based incentive awards provide for payouts over a multi-year period so that our NEOs remain focused on our performance beyond the immediate fiscal year.

•

Our cash and equity-based awards contain a range of performance levels, multiple metrics and payouts to discourage executives from taking risky actions to meet a single target with an all-or-nothing result of compensation or no compensation.

•	Caps on awards to certain executives, limits on maximum award size and our clawback policy also limit risk under the Company’s incentive plans.

•	A cap is placed on the number of shares of common stock of CMC that may be awarded to any director in any fiscal year.

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EXECUTIVE COMPENSATION

•	Executives and directors are encouraged to hold a meaningful number of shares of CMC’s common stock pursuant to our stock ownership policy.

Based upon this assessment, the Compensation Committee does not believe that our Company-wide compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

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NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation arrangements for non-employee directors are described below. The following table and footnotes outline the compensation paid to our non-employee directors for fiscal year 2018, as well as the outstanding equity awards held by the non-employee directors as of August 31, 2018. Ms. Smith did not receive fees for her service on our Board during fiscal year 2018.

Director Compensation Table in Fiscal Year 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Vicki L. Avril	$125,000	$99,985	$—	$224,985
Rhys J. Best	$122,000	$99,985	$—	$221,985
Robert L. Guido	$34,675	$—	$—	$34,675
Richard B. Kelson	$155,000	$99,985	$—	$254,985
Anthony A. Massaro	$34,675	$—	$—	$34,675
Rick J. Mills	$135,000	$99,985	$—	$234,985
Sarah E. Raiss	$127,500	$98,108	$—	$225,608
J. David Smith	$120,000	$99,985	$—	$219,985
Charles L. Szews	$125,000	$99,985	$—	$224,985
Joseph C. Winkler	$122,000	$99,985	$—	$221,985

(1)

Ms. Avril elected to receive $62,500 of her fiscal year 2018 director fees in the form of common stock purchased at the time the quarterly fees were paid. Mr. Guido retired as a director at our 2018 annual meeting of stockholders and was compensated on a prorated basis for his service as a director through January 10, 2018. Mr. Guido received total compensation of $34,675, which included the prorated annual retainer fee, meeting fees and committee fees. Mr. Massaro retired as a director at our 2018 annual meeting of stockholders and was compensated on a prorated basis for his service as a director through January 10, 2018. Mr. Massaro received total compensation of $34,675, which included the prorated annual retainer fee, meeting fees and committee fees. Mr. Mills elected to receive all his fiscal year 2018 director fees in RSUs.

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NON-EMPLOYEE DIRECTOR COMPENSATION

(2)

Includes the grant date fair value of equity awards granted in fiscal year 2018 and calculated in accordance with FASB ASC Topic 718. Assumptions used in determining these values can be found in Note 15 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 25, 2018. Four of the non-employee directors were granted restricted stock awards (“RSAs”), one of the non-employee directors was granted RSUs, and three of the non-employee directors elected to defer the equity portion of their annual retainer fee in RSUs to be paid following their termination of service on our Board. Each RSA and RSU equity award vests on January 9, 2019, provided such director is still serving as a director or such director has not had an accelerated vesting event, such as retirement, death, permanent disability or a change in control. As of August 31, 2018, each individual who served as a non-employee director during fiscal year 2018 had outstanding the following number of deferred RSUs, RSAs or RSUs:

Director	Deferred Restricted Stock Units	Restricted Stock/ Restricted Stock Units
Vicki L. Avril	24,844	—
Rhys J. Best	—	6,342
Robert L. Guido	—	—
Richard B. Kelson	50,765	—
Anthony A. Massaro	16,744	—
Rick J. Mills	94,658	—
Sarah E. Raiss	14,419	6,342
J. David Smith	—	6,342
Charles L. Szews	—	6,342
Joseph C. Winkler	—	6,342
(3)

In addition, costs of less than $5,000 per director were incurred by us in connection with certain spouses attending activities related to the 2018 annual meeting of stockholders. We incurred costs associated with minor commemorative items, meals, entertainment, sightseeing and similar activities for each director and accompanying guest, if present.

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NON-EMPLOYEE DIRECTOR COMPENSATION

Director Retainers and Fees

None of our employees receive additional compensation for serving as a director. In addition, if the Board or any committee holds more than ten meetings in a calendar year, members of the Board and such committee are entitled to receive Board and committee meeting fees of $2,000 per additional meeting attended. Our non-employee directors receive annual retainer fees for Board and committee service as set forth below:

	Retainer ($)
Annual Director Retainer (the “Annual Director Retainer”)	$200,000	(1)
Lead Director	$35,000	(2)
Audit Committee Chair	$25,000
Compensation Committee Chair	$17,500
Finance Committee Chair	$12,000
Nominating & Corporate Governance Committee Chair	$12,000
Audit Committee Member	$15,000
Compensation Committee Member	$10,000
Finance Committee Member	$10,000
Nominating & Corporate Governance Committee Member	$10,000

(1)

In fiscal year 2018, directors received one-half of the Annual Director Retainer in equity paid annually and one-half in cash paid quarterly. The equity portion of the Annual Director Retainer was fully issued in restricted stock and RSUs in the 2018 calendar year. Additionally, any director may elect to be paid the cash portion of the Annual Director Retainer or committee retainer(s) in common stock. CMC maintains a Non-Employee Director Deferred Compensation Program under which non-employee directors may defer all or a portion of their compensation until their separation from our Board.

(2)	Effective January 1, 2018, the annual retainer for the Lead Director increased from $25,000 to $35,000.

Director Stock Ownership Guidelines

Under CMC’s stock ownership guidelines, non-employee directors are required to own Company common stock equal in value to five times such person’s annual cash retainer, and each non-employee director has five years from joining the Board to achieve this threshold.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for fiscal year 2018 were Ms. Raiss (Chairman) and Messrs. Best, Smith and Winkler. In addition, Mr. Kelson served on the Compensation Committee until March 19, 2018. None of the members of the Compensation Committee was at any time during fiscal year 2018, or at any other time, an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of our Compensation Committee or as a member of our Board. There were no relationships requiring disclosure under Item 404 of Regulation S-K or Item 407(e)(4) of Regulation S-K that involved any member of the Compensation Committee during the last fiscal year.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Bryan Porter, son of our Executive Vice President and Chief Operating Officer, Tracy L. Porter, is employed by us as Works Manager for CMC Steel South Carolina. In this capacity, he was paid cash compensation, including base salary and annual bonus, of $268,865 for his services during fiscal year 2018, which is in line with CMC’s normal pay policies and practices. He received total taxable compensation of $330,608 including life insurance, car allowance and the tax value of restricted stock that vested in fiscal year 2018. Tracy L. Porter does not directly or indirectly determine the compensation or job position of Bryan Porter.

Since 1978, we have had a Code of Conduct that applies to all directors, officers and employees (collectively, “Covered Persons”). The Code of Conduct, as amended and effective as of January 1, 2010, can be found in the Corporate Governance section of our website at www.cmc.com. The Code of Conduct prohibits a Covered Person from engaging in transactions in which he or she may have a conflict of interest without first disclosing the potential conflict of interest to his or her supervisor and seeking prior approval. Additionally, we have adopted a written policy regarding review and approval of related party transactions by the Audit Committee (the “Related Person Transactions Policy”).

CMC’s Related Person Transactions Policy defines a “Related Person Transaction” as any transaction involving an amount in excess of $120,000 in which the Company is a participant and in which a Related Person (as defined below) has or will have a direct or indirect material interest, including, without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The Related Person Transactions Policy also contains categories of certain transactions that our Board has identified as not constituting Related Person Transactions, because such transactions are not deemed to create a direct or indirect material interest for the Related Person.

A “Related Person” is (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company or (iii) an immediate family member of any of the persons identified in clauses (i) or (ii). Immediate family members include a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any individual (other than a tenant or employee) sharing the household of such person.

Under the Related Person Transactions Policy, each Related Person Transaction must be approved or ratified in accordance with the guidelines set forth in the policy (i) by the Audit Committee or (ii) if the Audit Committee determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of our Board, by such disinterested members of our Board by the vote of a majority thereof. In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction.

No director participates in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director is required to provide all material information concerning the Related Person Transaction to the Audit Committee or disinterested directors reviewing such transaction.

Except as described herein, there were no transactions considered to be a Related Person Transaction since the beginning of CMC’s 2018 fiscal year through the date of this proxy statement.

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AUDIT COMMITTEE REPORT

The following report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Our Board annually selects the members of the Audit Committee. During fiscal year 2018, the members of the Audit Committee were Messrs. Mills (Chairman) and Szews and Ms. Avril. In addition, Messrs. Guido and Massaro served on the Audit Committee through January 10, 2018, when they each retired from the Board. Effective March 20, 2018, the Board appointed Mr. Kelson to serve on the Audit Committee to fill one of the vacancies created by these retirements. Our Board has determined that each member of the Audit Committee is qualified to serve. Our Board has determined that each member of the Audit Committee satisfies all applicable financial literacy requirements, and each member is independent as required by the Sarbanes-Oxley Act and as “independent” is defined by the listing standards of the NYSE. Our Board has determined that Ms. Avril and Messrs. Guido, Kelson, Mills and Szews meet the definition of “audit committee financial expert” as defined by the SEC. During fiscal year 2018, the Audit Committee met eight times.

Roles and Responsibilities

The Audit Committee’s responsibilities are outlined in a charter approved by our Board, which can be found on our website at www.cmc.com under the Corporate Governance section. On an annual basis, the Audit Committee conducts a self-assessment review and also reviews and assesses the adequacy of its charter.

The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities related to the integrity of the Company’s financial statements, the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit of the Company’s financial statements, and the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm. The Audit Committee, among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent registered public accounting firm, recommends to our Board whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements and earnings press releases with management and the independent registered public accounting firm, reviews with our internal audit staff and independent registered public accounting firm our controls and procedures and is responsible for approving all audit and engagement fees of the independent registered public accounting firm. The Audit Committee also participates in the selection of the Company’s lead audit partner. The Audit Committee regularly meets independently as a committee and separately from management with the internal audit staff, the independent registered public accounting firm, as well as the Chief Financial Officer and the General Counsel.

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the Company’s financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.

Fiscal 2018 Actions

During fiscal year 2018, management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. The

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AUDIT COMMITTEE REPORT

Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2018 with management and with the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments and estimates, the quality, not just acceptability, of the Company’s accounting principles, disclosures and such other matters as are required to be discussed by the Statement on Auditing Standards No. 1301 (Communications with Audit Committees). In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm its independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining its independence.

Fiscal 2018 Audited Financial Statements

Based on the Audit Committee’s discussions with management, the Company’s internal auditors and Deloitte & Touche LLP, and the Audit Committee’s review of the audited financial statements, including the representations of management and Deloitte & Touche LLP with respect thereto, and subject in all cases to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Audit Committee charter, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements for the fiscal year ended August 31, 2018 be included in the Company’s Annual Report on Form 10-K as filed on October 25, 2018 with the SEC.

Rick J. Mills, Chairman

Vicki L. Avril

Richard B. Kelson

Charles L. Szews

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2019, subject to stockholder ratification. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1959. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of CMC and its stockholders. Fees billed by Deloitte & Touche LLP to us for services provided in fiscal years ended August 31, 2018 and August 31, 2017 were:

Type of Fees	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$3,677,328	$4,717,435
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$8,619	$8,619
Total	$3,685,947	$4,726,054

“Audit Fees” are fees billed by Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and for the review of our consolidated financial statements included in our Quarterly Reports on Forms 10-Q, or for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements. “Tax Fees” are billed by Deloitte & Touche LLP for professional services for tax compliance, tax advice and tax planning. “All Other Fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories. For fiscal years 2018 and 2017, “All Other Fees” consisted of fees billed for use of the Deloitte Accounting Research Tool, formerly the DeloitteTechnical Library, an online research tool, and fees incurred in connection with in-country statutory audit and tax return preparation for one of our non-U.S. subsidiaries.

The Audit Committee has adopted the following practices regarding the engagement of our independent registered public accounting firm to perform services for us:

For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm shall provide the Audit Committee with an engagement letter outlining the scope and fee budget proposal for the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter and budget for audit services will be formally accepted by the Audit Committee.

For non-audit services, Company management periodically submits to the Audit Committee for pre-approval a list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Audit Committee will review and approve, as it considers appropriate, both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process. All of the services described above were approved by the Audit Committee pursuant to these pre-approval processes. The Audit Committee considers non-audit fees and services when assessing auditor independence.

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To ensure prompt handling of unexpected matters, the Audit Committee may periodically delegate to the Chairman of the Audit Committee the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman of the Audit Committee will report any action taken in this regard to the Audit Committee at the next Audit Committee meeting.

The Audit Committee has specifically charged the independent registered public accounting firm with the responsibility of ensuring that all audit and non-audit services provided to us have been pre-approved by the Audit Committee. The CFO and independent registered public accounting firm are responsible for tracking all of the independent registered public accounting firm’s fees against the pre-approved budget for such services and periodically reporting that status to the Audit Committee.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Our Board requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending August 31, 2019. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change should be made.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2019.

The Audit Committee and our Board recommend a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

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PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with an advisory, non-binding vote on the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules, which is commonly referred to as a “say-on-pay vote.” At the 2018 annual meeting, stockholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our Board decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on executive compensation should be held.

As disclosed in the Compensation Discussion and Analysis (which starts on page 32 of this proxy statement), CMC believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The objectives of CMC’s executive compensation program are to:

•	facilitate the attraction and retention of top-caliber talent;

•	align executive pay with performance;

•	align the interests of our executives with those of our stockholders; and

•	offer median base salaries and competitive employee benefits coupled with meaningful short- and long-term “variable” incentives dependent upon achieving the financial performance goals.

Within the objectives listed above, the Compensation Committee generally believes that it is in the interests of CMC and its stockholders that the “variable” compensation performance metrics should be:

•	primarily based on pre-established performance goals;

•	designed to compensate based upon a combination of individual, business unit and Company performance; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

In addition to this continued focus on pay-for-performance, the Compensation Committee took decisive steps to respond to last year’s say-on-pay vote. After extensive stockholder engagement and a review of the Company’s compensation practices generally, the Compensation Committee made the following significant changes to our executive compensation program:

•	going forward, it will not authorize the acceleration of any equity award upon retirement;

•	in fiscal 2019, it approved changes to the Company’s award agreements providing for the termination upon retirement of any unvested awards issued within one year of the date of retirement;

•	it increased the percentage of the CEO’s long-term equity incentive awards that are performance-based from 50% to 60%, further linking her pay to performance;

•	it adopted a “double trigger” change in control for new equity awards effective fiscal year 2019; and

•	it eliminated operational goals as a component of the Company’s Annual Cash Incentive Bonus plan for NEOs effective fiscal year 2018.

In addition, we modified our insider trading and anti-hedging policy to eliminate waivers, such that the policy no longer permits clearance or pre-approval of hedging transactions.

For more information about our program, the significant changes we have made, and the ongoing link between pay and performance, please read “Addressing the 2018 Say-on-Pay Vote” (which starts on page 35 of this proxy statement).

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PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe these changes to our executive compensation program demonstrate our strong commitment to pay-for-performance alignment and adoption of compensation and governance best practices. While our annual say-on-pay vote is advisory, we value the opinions of our stockholders and carefully and thoughtfully consider our stockholders’ concerns and opinions in our annual evaluation of our executive compensation program.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of CMC, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative discussion, is approved.”

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt the proposal to approve the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement. The say-on-pay vote is an advisory vote only, and therefore it will not bind CMC or our Board. However, our Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

Our Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement.

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EQUITY COMPENSATION PLANS

Information about our equity compensation plans as of August 31, 2018 was as follows:

	A.	B.	C.
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by security holders	1,848,957	$16.71	10,862,031
Equity compensation plans not approved by security holders	—	—	—
Total	1,848,957	$16.71	10,862,031

GENERAL

The annual report to stockholders for fiscal year 2018 has been mailed to stockholders with this proxy statement or previously, if requested, and is also available to stockholders online at www.proxyvote.com by using the 12 digit control number on the Notice Regarding the Availability of Proxy Materials. The annual report does not form any part of the material for the solicitation of proxies.

We will bear the cost of soliciting proxies on behalf of CMC. Our directors, officers and employees may also solicit proxies by mail, telephone, facsimile, personal contact or through online methods. We will reimburse their expenses for doing this. We will also reimburse banks, brokers, trusts and other nominees for their costs in forwarding proxy materials to beneficial owners of our common stock.

2020 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

It is currently contemplated that our 2020 annual meeting of stockholders will take place on or about January 8, 2020. Pursuant to regulations of the SEC, in order to be included in our proxy statement for the 2020 annual meeting, stockholder proposals must be received at our principal executive offices, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, no later than July 29, 2019 and must comply with additional requirements established by the SEC. Pursuant to our third amended and restated bylaws, a stockholder proposal to bring business before the 2020 annual meeting submitted outside of the processes established in Rule 14a-8 promulgated by the SEC or to nominate a person for election to the Board will be considered untimely before September 11, 2019 and untimely after October 11, 2019.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director. In order for the Nominating and Corporate Governance Committee to consider persons recommended by stockholders for inclusion as nominees for election to our Board, stockholders should submit the names, biographical data and qualifications of such persons in writing in a timely manner addressed to the attention of the Nominating and Corporate Governance

Commercial Metals Company    2018 Proxy Statement    76

2020 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Committee and delivered to the Corporate Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221. A stockholder wishing to formally nominate a director for election at a stockholder meeting must comply with the provisions in CMC’s third amended and restated bylaws addressing stockholder nominations of directors.

OTHER BUSINESS

Management knows of no other matter that will come before the Annual Meeting. However, if other matters do come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

PAUL K. KIRKPATRICK

Corporate Secretary

November 26, 2018

Commercial Metals Company    2018 Proxy Statement    77

DIRECTIONS TO COMMERCIAL METALS COMPANY

ANNUAL MEETING OF STOCKHOLDERS

JANUARY 9, 2019, 10:00 A.M.

OMNI MANDALAY HOTEL AT LAS COLINAS

RHAPSODY ROOM

221 EAST LAS COLINAS BOULEVARD

IRVING, TEXAS 75039

Directions from DFW Airport

Take the North exit out of the airport to Hwy. 114 East towards Dallas. Take the exit for W. John W. Carpenter Freeway toward Wingren Road/O’Connor Road. Turn left onto N. O’Connor Road. Turn right onto E. Las Colinas Boulevard. The hotel is located on the left.

Directions from Love Field

Take the exit out of Love Field and turn right onto Mockingbird Lane. Stay on Mockingbird to TX-183W towards Fort Worth. Take Hwy. 114 West towards Grapevine/DFW Airport North Entry. Take the exit for E. John W. Carpenter Freeway toward Rochelle Boulevard/Riverside Drive. Turn right onto Wingren Drive. Turn left onto E. Las Colinas Boulevard. The hotel is located on the right.

Directions from Downtown Dallas

Take I-35E/Stemmons Freeway to TX-183W. Stay right onto Hwy. 114 West towards Grapevine/DFW Airport North Entry. Take the exit for E. John W. Carpenter Freeway toward Rochelle Boulevard/Riverside Drive. Turn right onto Wingren Drive. Turn left onto E. Las Colinas Boulevard. The hotel is located on the right.

COMMERCIAL METALS COMPANY
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/08/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/08/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1A Rhys J. Best 1B Richard B. Kelson 1C Charles L. Szews The Board of Directors recommends you vote FOR proposals 2 and 3. 2 The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2019; and 3 An advisory vote on executive compensation. NOTE: The proxyholders are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000391243_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Annual Report/Form 10-K, and Form of Proxy are available at www.proxyvote.com
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement, Annual Report/Form 10-K, Form of Proxy is/are available at www.proxyvote.com PROXY COMMERCIAL METALS COMPANY ANNUAL MEETING OF STOCKHOLDERS JANUARY 9, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD The undersigned stockholder(s) of Commercial Metals Company hereby appoints Barbara R. Smith, Mary A. Lindsey and Paul K. Kirkpatrick, or any of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2019 annual meeting of stockholders of Commercial Metals Company (the “Annual Meeting”) to be held on January 9, 2019 at 10:00 a.m., Central Standard Time in the Rhapsody Room at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas 75039, and any adjournment or postponement of the Annual Meeting, according to the number of votes which the undersigned is entitled to cast at the Annual Meeting, hereby revoking any proxies previously executed by the undersigned for the Annual Meeting. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES ON PROPOSAL 1 AND “FOR” R1.0.1.17 PROPOSALS 2 and 3. 2 If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion. Continued and to be signed on reverse side 0000391243_2 R1.0.1.17